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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Amerus Group Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

AmerUs Group Co.	Thomas C. Godlasky
699 Walnut Street	Chairman, President and
Des Moines, IA 50309-3948	Chief Executive Officer
March 31, 2006
Dear Shareholder:
      I am pleased to invite you to attend the annual meeting of shareholders of AmerUs Group Co. to be held on Thursday, May 4, 2006, at 2:00 p.m., Des Moines local time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa.
      Details regarding the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement. The meeting will also feature a report on company operations, followed by a question and discussion period.
      Enclosed in this package is AmerUs Group’s 2005 annual report including Form 10-K. Also enclosed is a proxy card for you to record your vote and a return envelope for mailing your completed proxy card back to the Company.
      I hope that you will be able to attend the meeting — your vote is important. Whether or not you plan to attend in person, you may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.
      Thank you for your ongoing support of and continued interest in AmerUs Group. I look forward to seeing you at the annual meeting.

Sincerely,

Thomas C. Godlasky
Chairman, President and
Chief Executive Officer

699 Walnut Street
Des Moines, Iowa 50309-3948
NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS
To Be Held May 4, 2006

To the Shareholders:
      The annual meeting of shareholders of AmerUs Group Co. (the “Company”) will be held on Thursday, May 4, 2006, at 2:00 p.m., Des Moines local time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa, for the following purposes:
      1. to elect three directors to serve for three-year terms;
      2. to approve the Company’s amended and restated 2003 Stock Incentive Plan, which among other things, increases the number of authorized shares reserved for issuance under the plan from 1,500,000 to 3,000,000;
      3. to ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and
      4. to consider such other business as may properly come before the meeting or any adjournment thereof.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice.
      The board of directors has fixed the close of business on March 8, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Accordingly, only shareholders of record on that date are entitled to vote at the annual meeting or any adjournments thereof.
      All shareholders are invited to attend the meeting in person. Whether you plan to attend or not, it is important that you read the proxy statement and follow the instructions on your proxy card to vote by mail, telephone or Internet. This ensures that your shares are represented at the meeting. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By order of the board of directors

James A. Smallenberger
Senior Vice President and Secretary
Des Moines, Iowa
March 31, 2006

2006 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

699 Walnut Street
Des Moines, Iowa 50309-3948

PROXY STATEMENT FOR 2006

      This proxy statement is furnished to shareholders by the board of directors of AmerUs Group Co. (the “Company”) in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa, on Thursday, May 4, 2006, at 2:00 p.m., Des Moines local time, and at any adjournments thereof.
      This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card are being mailed to shareholders beginning on or about March 31, 2006. The Company’s 2005 annual report including Form 10-K are being mailed to shareholders with this proxy statement.
General Information about the Annual Meeting and Voting
      The board of directors has fixed the close of business on March 8, 2006, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments thereof. On the Record Date, 38,772,132 shares of the Company’s common stock were outstanding and entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote on each matter to be voted on at the annual meeting. There were no shares of voting preferred stock outstanding as of the Record Date. Set forth below are questions and answers about the proxy materials and the annual meeting.

1.	Why am I receiving these materials?
      The Company’s board of directors is providing these proxy materials for you in connection with the Company’s annual meeting of shareholders, which will take place on May 4, 2006. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

2.	What information is contained in these materials?
      The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the structure of the board and the compensation of directors and the most highly- paid officers and certain other required information. The Company’s 2005 Annual Report including Form 10-K, proxy card and return envelope are also enclosed.

3.	What proposals will be voted on at the annual meeting?
      There are three proposals scheduled to be voted on at the annual meeting:

•	the election of three directors to serve for three-year terms;

•	the approval of the Company’s amended and restated 2003 Stock Incentive Plan, which among other things, increases the number of authorized shares reserved for issuance under the plan from 1,500,000 to 3,000,000; and

•	the ratification of the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

4.	What are the Company’s voting recommendations?
      The Company’s board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors; “FOR” the proposal to amend and restate the Company’s 2003 Stock Incentive Plan; and “FOR” the ratification of the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006.

5.	What shares owned by me can be voted?
      All shares owned by you as of the close of business on March 8, 2006 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include all shares that you may own in any of the following ways: (1) held directly in your name as the shareholder of record; (2) held for you as the beneficial owner through a stockbroker, bank or other nominee; or (3) shares held through the Company’s 401(k) Plan, which is also called the All*AmerUs Savings and Retirement Plan.

6.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
      As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
      If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. The Company has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described under question 8 below, “How can I vote my shares without attending the annual meeting?”
Beneficial Owner
      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described under question 8 below, “How can I vote my shares without attending the annual meeting?”

7.	How can I vote my shares in person at the annual meeting?
      Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, the Company recommends that you also submit your proxy as described under question 8 below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

8.	How can I vote my shares without attending the annual meeting?
      You may vote by any one of three different methods:

•	In writing: You can vote by signing and dating the enclosed proxy card and returning it in the enclosed envelope.

•	By telephone or the Internet: You can vote your proxies by touchtone telephone from within the U.S., using the toll-free telephone number on the proxy card, or by the Internet using the instructions described on the proxy card. Shareholders who own their common stock through a broker, also known as “street name” holders, may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares of common stock and to confirm that their instructions have been properly recorded.

Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be paid by the shareholder.

•	In person: You may vote in person at the annual meeting. Shares held beneficially may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

9.	Can I change my vote?
      You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet or telephone or by granting a new proxy card bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

10.	How are votes counted?
      In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the proposals regarding the amendment and restatement of the Company’s 2003 Stock Incentive Plan, and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors. Any undirected shares that you hold in the All*AmerUs Savings and Retirement Plan will be voted in proportion to the way the other All*AmerUs Savings and Retirement Plan shareholders vote their All*AmerUs Savings and Retirement Plan shares.

11.	What is the quorum requirement for the annual meeting?
      A quorum is necessary to hold a valid meeting. The quorum requirement for holding the annual meeting and transacting business is the presence at the meeting of a majority of the shares of common stock outstanding entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions or include broker non-votes as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to a proposal on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

12.	What is the voting requirement to approve each of the proposals?
      In the election of directors at the annual meeting, the persons receiving the highest number of “FOR” votes to fill the indicated vacancies will be elected. All other proposals require more votes favoring the proposal than votes opposing the proposal. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

13.	What happens if additional proposals are presented at the annual meeting?
      Other than the three proposals described in this proxy statement, the Company does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders (Thomas C. Godlasky, the Company’s chairman, president and chief executive officer and James A. Smallenberger, the Company’s senior vice president and secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board.

14.	Who will count the vote?
      A representative of Mellon Investor Services LLC, the Company’s transfer agent, will tabulate the votes and act as the inspector of election.

15.	Is my vote confidential?
      Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to the Company or to third parties except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board of directors. Occasionally, shareholders provide written comments or questions on their proxy card, which are then forwarded to the Company’s management.

16.	Who will bear the cost of soliciting votes for the annual meeting?
      The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s board of directors, officers and employees, who will not receive any additional compensation for such solicitation activities. The Company has retained the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to aid in the solicitation of your proxy. The Company estimates that it will pay Georgeson a fee of $8,000 plus reimbursement for out-of-pocket expenses for its services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

17.	What does it mean if I receive more than one proxy or voting instruction card?
      It means you own shares with two or more different registrations or types of ownership, or in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

18.	Where can I find the voting results of the annual meeting?
      The Company will announce preliminary voting results at the annual meeting and publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2006.

19.	How can I view the shareholder list?
      A complete list of shareholders entitled to vote at the annual meeting will be available at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa. You may access this list at the Company’s offices at 699 Walnut Street, Des Moines, Iowa, during ordinary business hours for a period of ten days before the annual meeting.
Multiple Shareholders Sharing the Same Address.
      The Securities and Exchange Commission’s rules regarding delivery of proxy statements and annual reports permit us to deliver a single proxy statement and annual report to one address shared by two or more of our shareholders. This practice, known as “householding,” is designed to reduce our printing and postage costs. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received instructions to the contrary from any shareholder at that address. If any shareholder residing at such an address wishes to receive a separate annual report or proxy statement for this meeting or in the future, they must contact our transfer agent, Mellon Investor Services, by phone (toll-free) at 1-800-304-9709 or by mail at PO Box 3315, South Hackensack, NJ 07606, attention Shareholder Correspondence. If you are receiving multiple copies of our annual report and proxy statement and would prefer to receive only one, you can request householding by contacting Mellon Investor Services in the same manner.

BOARD AND CORPORATE GOVERNANCE MATTERS
Board Structure and Independence
      The board of directors is divided into three classes serving staggered three-year terms. The board has 13 directors and the following five standing committees: (1) audit; (2) finance and strategy; (3) human resources and compensation; (4) investment and risk management; and (5) nominating and corporate governance.
      The Company’s Corporate Governance Guidelines require that a substantial majority of the board of directors be composed of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE). The board has adopted categorical standards, which are contained in the Company’s Corporate Governance Guidelines and conform to the independence criteria specified by the NYSE. After considering these categorical standards, the board has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent: David A. Arledge, Thomas F. Gaffney, Louis A. Holland, Ward M. Klein, John W. Norris Jr., Andrew J. Paine Jr., Jack C. Pester, Heidi L. Steiger, Stephen Strome, John A. Wing and F. A. Wittern Jr. Mr. Brooks, the Company’s former chairman and chief executive officer and Mr. Godlasky, the Company’s chairman, president and chief executive officer, do not qualify as independent directors.
      The board of directors meets on a regularly scheduled basis. During 2005, the board held four regular meetings and three special meetings. Each director attended at least 75 percent of all board meetings and applicable committee meetings. The board of directors has assigned certain responsibilities to committees. Each regularly scheduled board meeting includes an executive session with only independent directors present. Directors are strongly encouraged to attend the annual meeting of shareholders. All directors except one attended the last annual meeting of shareholders.
      The nominating and corporate governance committee coordinates an annual evaluation process by the directors of the performance and procedures of the board and its standing committees. The five standing committees also each conduct an annual evaluation of their performance and procedures, including the adequacy of their charters.
Audit Committee
      The audit committee is responsible for the oversight of the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, accounting and financial processes of the Company and audits of its financial statements, the qualifications and independence of its independent auditors and the performance of the Company’s internal audit function and independent auditors. In addition, the Committee reviews the independence of, and pre-approves the audit and non-audit services provided by, the Company’s independent auditors. In discharging its duties, the audit committee is expected to:

•	have sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and pre-approve the engagement of the Company’s independent auditors to perform audit and non-audit services and related fees;

•	review the integrity of the Company’s financial reporting process;

•	review and discuss with management and independent auditors the Company’s quarterly and annual financial statements, including reviewing the Company’s specific disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	meet independently with the Company’s internal auditors, independent auditors and senior financial management;

•	review the general scope of the Company’s accounting, financial reporting, annual audit and internal audit functions, matters relating to internal control functions, and results of the annual audit;

•	review disclosures from the Company’s independent auditors regarding Independence Standards Board Standard No. 1.
      Members of the audit committee, which met ten times during 2005, are Andrew J. Paine Jr., (chairman), David A. Arledge, Thomas F. Gaffney and Jack C. Pester. The audit committee is comprised solely of non-management directors, all of whom the board has determined are independent under standards established by the board of directors, the listing standards of the NYSE and the rules of the Securities and Exchange Commission (SEC). The board has determined that all members of the audit committee are financially literate pursuant to the listing standards of the NYSE and has designated Messrs. Arledge, Gaffney, Paine and Pester as “audit committee financial experts” as defined in the rules of the SEC. No director who serves on the audit committee of more than two public companies other than the Company shall be eligible to serve as a member of the audit committee.
      The board of directors has adopted the charter of the audit committee and the charter is available at http://www.amerus.com/invrel/corporategovernance.cfm.
Finance and Strategy Committee
      The finance and strategy committee reviews the Company’s long-term financial and business strategies, the annual operating plan and budget and major corporate actions. The committee also makes recommendations to the board of directors regarding the sale, issuance and repurchase of debt and equity securities and reviews other actions regarding the capital of the Company. Members of the finance and strategy committee, which met five times during 2005, are Thomas F. Gaffney (chairman), David A. Arledge and John A. Wing. It is the opinion of the board of directors that each member of the finance and strategy committee satisfies the independence standards established by the board of directors and is independent under NYSE listing standards.
Human Resources and Compensation Committee
      The human resources and compensation committee reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation and determines together with the other independent directors the compensation of the chief executive officer. The committee also reviews the performance and recommends to the board the compensation for executive officers, including base salary, incentive compensation and other benefits. In addition, it recommends to the board the annual compensation for non-employee directors. The committee administers the Company’s stock incentive plans. The committee also has oversight responsibility with respect to executive management performance and the effectiveness of the Company’s compensation policy and employee benefit programs and executive management succession plans. Members of the human resources and compensation committee, which met five times during 2005, are John W. Norris Jr. (chairman), Ward M. Klein, Stephen Strome and F. A. Wittern Jr. The human resources and compensation committee is comprised solely of non-management directors, all of whom the board has determined are independent under standards established by the board of directors, the listing standards of the NYSE and the rules of the SEC.
      The charter of the human resources and compensation committee is available at http://www.amerus.com/invrel/corporategovernance.cfm.
Investment and Risk Management Committee
      The investment and risk management committee establishes and reviews investment policy and approves and monitors compliance with the policies governing the investment portfolio and the use of derivatives. Members of the investment and risk management committee, which met four times during 2005, are John A. Wing (chairman), Louis A. Holland, Andrew J. Paine Jr., Heidi L. Steiger and F.A. Wittern Jr. It is the opinion of the board of directors that each member of the investment and risk management committee satisfies the independence standards established by the board of directors and is independent under NYSE listing standards.

Nominating and Corporate Governance Committee
      The nominating and corporate governance committee identifies individuals qualified to become board members, consistent with criteria approved by the board; oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles. Other specific duties and responsibilities of the nominating and corporate governance committee include: annually assessing the size and composition of the board; developing membership qualifications for board committees; defining specific criteria for director independence; monitoring compliance with board and board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting the board in recruiting new members to the board; reviewing and recommending proposed changes to the Company’s articles of incorporation or by-laws and board committee charters; recommending board committee assignments; reviewing and approving any employee director standing for election to outside for-profit boards of directors; reviewing governance-related shareholder proposals and recommending board responses; overseeing the evaluation of the board and its committees; conducting a preliminary review of director independence. Members of the nominating and corporate governance committee, which met four times during 2005, are Jack C. Pester (chairman), John W. Norris Jr. and Stephen Strome. It is the opinion of the board of directors that each member of the nominating and corporate governance committee satisfies the independence standards established by the board of directors and is independent under NYSE listing standards. The chairman of the nominating and corporate governance committee acts as presiding director at the executive sessions of independent directors and receives communications directed to the board of directors.
      The charter of the nominating and corporate governance committee is available at http://www.amerus.com/invrel/corporategovernance.cfm.
Corporate Governance Practices
      The Company has had formal corporate governance standards in place since the Company’s formation in 1996. The Company has reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and procedures.
      The board of directors has adopted a Code of Business Conduct and Ethics, which outlines the principles, policies and laws that govern the activities of the Company and which serves as a tool for professional conduct in the workplace. The Code of Business Conduct and Ethics applies to directors as well as employees. The board of directors has also adopted the Code of Ethics for Senior Financial Officers to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports and compliance with applicable laws, rules and regulations by the Company’s senior officers who have financial responsibilities.
      Information about the Company’s corporate governance practices can be accessed at the Company’s website (www.amerus.com) under the section titled “Investor Relations” or by writing to AmerUs Group Co., 699 Walnut Street, Des Moines, IA 50309-3948, Attention: Corporate Secretary. The Company’s corporate governance practices are discussed in the following documents:

•	Audit Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Human Resources and Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter
      The full text of the committee charters, standards of business conduct and ethics and governance guidelines are included in the Corporate Governance section under the Investor Relations heading of the Company’s website at www.amerus.com.

Consideration of Director Nominees
Shareholder Nominees
      The policy of the nominating and corporate governance committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board and to ensure individual directors meet the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the nominating and corporate governance committee should include the nominee’s name and qualifications for board membership and should be addressed to AmerUs Group Co., 699 Walnut Street, Des Moines, IA 50309-3948, Attention: Corporate Secretary.
      In addition, the Company’s by-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with the Company’s by-laws, see “Shareholder Proposals for the 2007 Annual Meeting,” on page 38 of this proxy statement.
Director Qualifications
      The Company’s Corporate Governance Guidelines contain board membership criteria that apply to nominating and corporate governance committee-recommended nominees for a position on the Company’s board. Under these criteria, the board should include members who have demonstrated management or technical ability at high levels in successful organizations; are currently employed in positions of significant responsibility and decision making; have experience relevant to the Company’s operations, such as finance, marketing, general management, government, information technology, or financial services related activities; are well-respected in their business and home communities; are willing to devote the necessary time to carrying out their board duties; and are independent under NYSE guidelines. Diversity in expertise, age, gender, race and background of directors consistent with the board requirements for knowledge and experience is desirable in the mix of the board.
      Directors should possess the following personal characteristics: highest level of integrity; proven leadership abilities; strong independent thinking; history of achievement that reflects high standards for himself or herself and others; skills and capacity to provide strategic insight; financial literacy; candor in communications; effective communication skills; and willingness and ability to evaluate, challenge and stimulate.
Identifying and Evaluating Nominees for Directors
      The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year. As described above, the nominating and corporate governance committee considers properly submitted shareholder nominations for candidates for the board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the nominating and corporate governance committee. The nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating candidates for nomination to the board, the nominating and corporate governance committee takes into account the applicable requirements for directors under the listing standards of the NYSE and the rules of the SEC, and the qualifications of a director described above. The committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including the appropriate skills and characteristics required of a board member in the context of the current composition of the board.
Communication with Board of Directors
      The board has established a process for shareholders to communicate with members of the board, including the presiding director (the chairman of the nominating and corporate governance committee). If you have any concerns, questions or complaints regarding the Company’s compliance with any policy or law, or would otherwise like to contact the board, you can reach the board directly by writing to the presiding director, Mr. Jack C. Pester, West U. Boxes A169, Houston, TX 77005.
Director Compensation
      For their services on the board of directors, non-employee directors are paid $20,000 per year, $2,500 per day for each board meeting attended and $1,500 for each committee meeting attended. The chairman of each of the five committees receives an additional fee of $1,500 per meeting. The presiding director receives an additional $4,000 per year.
      Non-employee directors participate in the Non-Employee Director Stock Plan (“Director Plan”), which was approved by the Company’s shareholders on December 4, 1996; the AmerUs Group 2000 Stock Incentive Plan, which was approved by the Company’s shareholders on May 5, 2000; and the AmerUs Group 2003 Stock Incentive Plan, which was approved by the Company’s shareholders on May 8, 2003. Under these respective plans, options to purchase 2,500 shares of the Company’s common stock were automatically granted to each non-employee director on the first business day of each year beginning in 1998 and 3,500 shares beginning in 2002. The exercise price for all non-employee director options granted under the plans is 100 percent of the fair market value of the shares on the date of grant. All such options vest and become exercisable in equal installments on the first, second and third anniversary of the date of grant, assuming continued service on the board of directors.
      Non-employee directors may elect under the above plans to take all or part of their director fees in the Company’s common stock. Directors making this election will receive the number of shares equal to the dollar amount of director fees, which the director has elected to receive in the form of stock, divided by 75 percent of the fair market value of the stock as of each payment date. Each director making this election must enter into an agreement which restricts the stock from being sold, transferred, pledged or assigned for a period of not less than two years from the purchase date. Currently, nine non-employee directors participate in this plan.
      Each non-employee director upon his or her initial appointment or election to the board is granted 2,500 shares of common stock. These shares cannot be sold, transferred, pledged or assigned by the grantee for a period of three years from the date of grant.
      Messrs. Brooks and Godlasky do not receive compensation for serving as directors of the Company.
      Messrs. Paine, Arledge, Gaffney and Pester have been appointed by the board to serve on the board and the audit committee of the Company’s wholly-owned subsidiary, Bankers Life Insurance Company of New York (“BLNY”). Mr. Paine is chairman of the audit committee. The board has also appointed Mr. Paine to BLNY’s executive committee. The fees paid by BLNY for board and committee service are as follows: $5,000 per year, $2,500 per year for the audit and executive committee chairmen and $1,500 for each board meeting attended during a calendar year exceeding four meetings. Mr. Godlasky serves on the boards of the Company’s wholly-owned subsidiaries, including BLNY. He receives no fees from those companies for board service.
Stock Ownership Guidelines for Directors
      In order to align their interest with the Company’s shareholders, directors are encouraged to own shares of the Company’s stock. Toward this end, directors are expected to own shares of common stock of the Company having a market value of at least $300,000 by December 7, 2007, or within five years of first becoming a director.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s board of directors is presently composed of 13 members, divided into three classes. Each class serves for three years on a staggered-term basis, unless a shorter term is necessary to make each class approximately equal in size. There are three nominees for election to the Company’s board of directors this year. The directors have adopted a resolution decreasing the size of the board to 12 members, effective at the annual meeting.
      The terms of the following directors expire at the annual meeting to be held on May 4, 2006: David A. Arledge, John W. Norris Jr., Andrew J. Paine Jr. and John A. Wing. Mr. Paine will retire at this year’s annual meeting. The board of directors’ nominees to positions on the board expiring at the 2009 annual meeting are David A. Arledge, John W. Norris Jr. and John A. Wing. All of the nominees are currently serving as directors and were previously elected by the shareholders.
      The following paragraphs set forth the principal occupation of, and certain other information relating to, each director and nominee for director for the last five years. Directors who are nominees for election at the 2006 annual meeting are listed first. Ages shown for all directors are as of February 28, 2006.
          DAVID A. ARLEDGE — NOMINEE — Naples, Florida.
Director, Chair, Enbridge, Inc. Board of Directors, an energy transportation and distribution company, Calgary, Alberta, since May 2005. Director of Realty Group of Naples, LLC, a real estate investment firm in Naples, Florida, since January 2002. Following his retirement from The Coastal Corporation, an energy holding company, Houston, Texas, upon its acquisition by El Paso Corporation, an integrated energy company, Houston, Texas, in January 2001, Mr. Arledge was the non-executive vice chairman of the board of directors of El Paso Corporation from January 2001 to November 2001. While at The Coastal Corporation, Mr. Arledge served as chairman, president and/or chief executive officer from July 1993 to January 2001 and from 1983 to July 1993, he served in various executive positions in finance, including vice president, senior vice president and executive vice president and chief financial officer. Mr. Arledge is a director of Enbridge, Inc. and has been a director of the Company since October 2002. His current term expires on May 4, 2006. He is 61 years of age.
          JOHN W. NORRIS Jr. — NOMINEE — Dallas, Texas.
Chairman of Lennox International, Inc. (“Lennox”), a manufacturer of heating and air conditioning equipment, Dallas, Texas, since January 2001, and chairman and chief executive officer of Lennox from January 1991 to January 2001. He has served as a director of Lennox since 1966. Mr. Norris has been a director of the Company since its formation in July 1996, and previously served as a director of predecessor or affiliated companies since 1974. His current term expires on May 4, 2006. He is 70 years of age.
          JOHN A. WING — NOMINEE — Chicago, Illinois.
Partner, Dancing Lion Partners, an investment partnership, Chicago, Illinois, since July 2003. From August 2001 through June 2003, he was Professor of Law and Finance for the Center for Law and Financial Markets at the Illinois Institute of Technology (the “Center”), Chicago, Illinois, and also served as executive director of the Center from July 1998 to August 2001. Previously, Mr. Wing was chairman and chief executive officer of ABN AMRO Incorporated from January 1997 to July 1998; and prior to that time, chairman and chief executive officer of The Chicago Corp. from January 1981 to January 1997. He is a director of Labe Diversified Financial, Inc., and Columbia Acorn Fund Trust. Mr. Wing has been a director of the Company since September 2000, and previously served as a director of predecessor or affiliated companies since 1991. His current term expires on May 4, 2006. He is 70 years of age.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE.

The following directors serve for terms that expire after 2006:
          ROGER K. BROOKS — Des Moines, Iowa.
Chairman emeritus of the Company since December 2005, chairman and chief executive officer of the Company from November 2003 to December 2005, and chairman, president and chief executive officer from May 1997 to November 2003. Previously, Mr. Brooks was the chief executive officer of the Company and predecessor or affiliated companies since 1974. Mr. Brooks has been a director of the Company since its formation in July 1996, and previously served as a director of predecessor or affiliated companies since 1971. His current term expires in 2007. He is 68 years of age.
          THOMAS F. GAFFNEY — Tierra Verde, Florida.
Principal, The Anderson Group, Inc., a private equity investment firm, Bloomfield Hills, Michigan, since January 2002. From July 1997 to January 2002, he was managing director of Raymond James Capital, Inc. From 1990 to 1997, Mr. Gaffney was a private investor. Mr. Gaffney has been a director of the Company since its formation in July 1996, and previously served as a director of predecessor or affiliated companies since 1983. His current term expires in 2008. He is 60 years of age.
          THOMAS C. GODLASKY — Des Moines, Iowa.
Chairman, president and chief executive officer of the Company since December 2005. Previously Mr. Godlasky was president and chief operating officer of the Company from November 2003 to December 2005 and executive vice president and chief investment officer of the Company and predecessor or affiliated companies from January 1995 to November 2003. Mr. Godlasky had also been president of AmerUs Capital Management from January 1998 to November 2003. From February 1988 to January 1995, he was manager of the Fixed Income and Derivatives Department of Providian Corporation, Louisville, Kentucky. Mr. Godlasky has been a director since November 2003, when he was elected president and chief operating officer of the Company. His current term expires in 2007. He is 50 years of age.
          LOUIS A. HOLLAND — Chicago, Illinois.
Managing partner and chief investment officer, Holland Capital Management, an investment advisory firm, Chicago, Illinois since March 1991. From May 1982 to May 1991, Mr. Holland was founding partner at Hahn Holland & Grossman. Previously, he was vice president at A.G. Becker Paribas Inc. from July 1974 to April 1982. Mr. Holland is a director of Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc.; Packaging Corporation of America; and Northwestern Memorial Healthcare Corporation. Mr. Holland has been a director of the Company Since February 2005. His current term expires in 2008. He is 64 years of age.
          WARD M. KLEIN — St. Louis, Missouri.
Chief executive officer, Energizer Holdings, Inc., a dry cell battery and razor and blade manufacturer, St. Louis, Missouri, since January 2005 and president and chief operating officer from January 2004 to January 2005. Mr. Klein served as president, International for Energizer Holdings, Inc. from June 2002 to January 2004, as vice president, Asia Pacific and Latin America from December 2000 to June 2002, and as vice president and area chairman, Asia Pacific, Africa and Middle East for Ralston Purina Company’s Eveready Battery division from August 1998 to December 2000. Mr. Klein has been a director of the Company since November 2004. His current term expires in 2008. He is 50 years of age.
          JACK C. PESTER — Houston, Texas.
Chairman and chief executive officer of Pester Marketing Company, a retail chain marketer of petroleum products, Houston, Texas, since July 1995. Mr. Pester is also the presiding director of KFx, Inc., an energy conversion and technology processing company, Denver, Colorado, since November 2005, and from May 1999 to November 2005, he served as chairman of the Executive Committee. From March 1987 to May 1999, Mr. Pester was senior vice president of The Coastal Corporation. He is a director of KFx, Inc. Mr. Pester has been a director of the Company since its formation in July 1996, and previously served as a director of predecessor or affiliated companies since 1981. His current term expires in 2008. He is 70 years of age.
          HEIDI L. STEIGER — Tuxedo Park, New York.
President of Lowenhaupt Wealth Advisors, a provider of independent advice on family wealth transmission, philanthropy, taxation, estate planning and probate, investment portfolio allocation, and family governance, St. Louis, Missouri and New York, New York since September 2005. Previously, Ms. Steiger was contributing editor of Worth Magazine Group, a monthly wealth management publication, New York, New York, from January 2005 to September 2005. From May 2004 to January 2005, Ms. Steiger was president of Worth Magazine Group. From October 1999 to March 2004, she was executive vice president and global head of asset management of Neuberger Berman Inc., as well, as President, Neuberger Berman Agency, Inc., and from January 1992 to October 1999, she was a partner at Neuberger Berman, Inc. Ms. Steiger is a director of Lehman Trust Company and has been a director of the Company since November 2004. Her current term expires in 2007. She is 52 years of age.
          STEPHEN STROME — Bloomfield Hills, Michigan.
Chairman and chief executive officer of Handleman Company (“Handleman”), Troy, Michigan, a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada and Argentina, since January 2001. From May 1991 through January 2001, he served as president and chief executive officer of Handleman. Mr. Strome has been a director of the Company since February 2004. His current term expires in 2007. He is 60 years of age.
          F.A. WITTERN Jr. — Des Moines, Iowa.
Chairman of The Wittern Group, Des Moines, Iowa, a conglomerate of private companies involved in manufacturing, financial services, equipment leasing and international trade in the automatic merchandising industry, since October 2003, and chairman and chief executive officer of The Wittern Group from March 1961 to October 2003. Mr. Wittern has been a director of the Company since February 1999. His current term expires in 2007. He is 68 years of age.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Directors and Executive Officers
      The following table sets forth the beneficial ownership of the Company’s common stock as of February 28, 2006, for each of the directors, director nominees, the executive officers named in the Summary Compensation Table on page 16 of this proxy statement, and all directors and executive officers as a group (which includes executive officers not named in the Summary Compensation Table). No person or entity was known by the Company to own five percent or more of the Company’s Common Stock as of February 28, 2006.

	Number of		Beneficial	Percent of
	Shares	Right to	Ownership	Outstanding
Name	Owned(1)	Acquire(2)	Total(3)	Shares(4)

David A. Arledge	4,600	7,000	11,600	*
Roger K. Brooks(5)(7)	77,553	490,000	567,553	1.4%
Thomas F. Gaffney(8)(10)	22,762	20,500	43,262	*
Thomas C. Godlasky(5)(9)(11)	56,593	263,000	319,593	*
Louis A. Holland(6)(10)	11,595	—	11,595	*
Ward M. Klein(6)(10)	3,521	1,167	4,688	*
John W. Norris Jr.(10)	15,163	20,500	35,663	*
Andrew J. Paine Jr.(10)	8,642	10,500	19,142	*
Jack C. Pester(10)	16,138	20,500	36,638	*
Heidi L. Steiger(6)(10)	4,723	—	4,723	*
Stephen Strome(6)(10)	3,318	1,167	4,485	*
John A. Wing	10,864	20,500	31,364	*
F.A. Wittern Jr.(10)	9,278	13,000	22,278	*
Gregory D. Boal(5)(11)	19,271	14,600	33,871	*
Brian J. Clark(5)(11)	18,972	67,900	86,872	*
Mark V. Heitz(5)(11)	49,469	231,900	281,369	*
Gary R. McPhail(5)(11)	32,901	180,600	213,501	*
Directors and executive officers as a group (20 persons)	392,368	1,423,834	1,816,202	4.5%

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible or exercisable rights.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options or vesting of restricted stock units within sixty days of February 28, 2006.

(3)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

(4)	An “*” indicates that the individual’s beneficial ownership of the Company’s common stock is less than one percent.

(5)	Includes beneficial interest in shares of the Company’s common stock held pursuant to the Company’s Savings & Retirement Plan (as defined on page 21 of this proxy statement). The attributed shares owned by the Company’s Savings & Retirement Plan are voted by the trustees as directed by their respective participants.

(6)	Includes 2,500 shares of restricted common stock awarded under the Company’s stock incentive plans to each of Messrs. Holland, Klein and Strome and Ms. Steiger upon appointment to the board of directors. The shares have vesting and transfer restrictions for three years after the date of the award.

(7)	Includes 9,000 shares owned by his spouse; 46,464 owned by the Roger K. Brooks Revocable Trust; and 15,000 shares owned by the RKB Partnership, L.P.

(8)	Includes 7,692 shares owned by his spouse through the Donna L. Gaffney Trust and 461 shares owned directly by his spouse.

(9)	Includes 12,122 shares owned by his spouse.

(10)	Includes shares of common stock that were acquired through the Non-Employee Director Stock Plan, the Company’s 2000 Stock Incentive Plan and the Company’s 2003 Stock Incentive Plan which have vesting and transfer restrictions for two (2) years after the date of purchase: Mr. Gaffney — 3,887; Mr. Holland — 324; Mr. Klein — 1,021;Mr. Norris — 3,759; Mr. Paine — 3,791; Mr. Pester — 4,407; Ms. Steiger — 1,056; Mr. Strome — 818; and Mr. Wittern — 3,283.

(11)	Includes performance units purchased under the terms of the MIP Deferral Plan. A description of the material features of the MIP Deferral Plan is contained in footnote (B) to the Summary Compensation Table on page 16 of this proxy statement: Mr. Godlasky — 1,577; Mr. Boal — 12,584; Mr. Heitz — 1,287; Mr. McPhail — 9,694; Mr. Clark — 1,124; and all executive officers as a group — 39,702.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
      The following Summary Compensation Table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by the Company including compensation paid by its subsidiaries to its chief executive officer and the other named executive officers (collectively, the “Named Executive Officers”) during the years ended December 31, 2005, 2004, and 2003. Mr. Brooks served as chairman and chief executive officer through December 29, 2005, and Mr. Godlasky served as chairman, president and chief executive officer for the remainder of 2005. Accordingly, the table below shows before-tax compensation for both Messrs. Brooks and Godlasky, and the four next highest compensated officers of the Company.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)(A)	($)(B)	($)(C)	($)(D)	(#)(E)	($)(F)	($)(G)

Roger K. Brooks	2005	$778,517	$1,142,000	$	$1,034,660	—	$—	$2,439,492
Chairman Emeritus and	2004	775,003	2,250,000	—	—	50,000	—	307,274
Former Chief Executive	2003	743,333	1,020,000	—	—	100,000	—	365,592
Officer of the Company
Thomas C. Godlasky	2005	641,815	966,000	—	—	34,000	—	170,684
Chairman, President	2004	600,002	900,000	—	—	40,000	36,115	216,337
and Chief Executive Officer of the Company	2003	545,833	800,000	—	—	50,000	4,772	202,199
Gregory D. Boal	2005	450,148	625,000	—	—	20,000	—	75,350
Executive Vice President	2004	450,001	650,000	—	—	23,000	—	41,817
and Chief Investment	2003	230,917	225,000	—	—	25,000	—	145,242
Officer of the Company and President and Chief Executive Officer of AmerUs Capital Management Group, Inc.
Mark V. Heitz	2005	445,907	325,000	—	—	20,000	—	176,752
President and Chief	2004	420,835	320,000	—	—	22,000	—	351,905
Executive Officer of	2003	400,000	300,000	—		35,000	—	380,011
AmerUs Annuity Group, American Investors Life Insurance Company and Financial Benefit Life Insurance Company
Gary R. McPhail	2005	450,148	400,000	—	—	20,000	—	74,283
President and Chief	2004	445,835	300,000	—	—	23,000	—	63,986
Executive Officer of AmerUs Life and Indianapolis Life Insurance Company	2003	420,833	250,000	—	—	40,000	32,500	161,514
Brian J. Clark	2005	420,982	325,000	—	—	20,000	—	205,295
Executive Vice President	2004	401,608	300,000	—	—	22,000	—	100,256
and Chief Product Officer of the Company	2003	332,567	250,000	—	—	25,000	—	85,217

(A)	The salary shown for Mr. Boal for fiscal year 2003 is the amount paid from his date of hire, June 2, 2003, through December 31, 2003.

(B)	The Company’s annual management incentive plan (“MIP”) is a bonus plan for management employees including executive officers. In 2003, the MIP incentive pool for executive officers was calculated using a formula based on net operating income per share. In 2004 and 2005, the MIP incentive pool for executive officers was calculated using a formula equally based on net operating income per share and GAAP net income per share. Pursuant to the MIP, bonuses earned for performance in 2003, 2004 and 2005 were paid in 2004, 2005 and 2006 respectively. The Company also has an MIP deferral plan that permits participating employees including executive officers to defer a portion of their annual bonus. Under the plan, the employee may defer his or her MIP bonus to purchase stock units at a price equal to the fair market value of the Company’s common stock on the date of purchase. For 2005, the Company matched up to 50 percent of the units purchased pursuant to the deferral plan up to a total match of $10,000. On the third anniversary of the employee’s deferral, the Company distributes the value of the units in stock to the employee, provided the employee continued to be employed by the Company or one of its subsidiaries on that date. The entire Company match is forfeited if the employee’s employment terminates other than for retirement or position elimination prior to the third anniversary of the employee’s deferral. All stock units vest and may be settled within 90 days following a change of control as defined in the Supplemental Benefit Agreement described on page 22 of this proxy statement based on the fair market value of a share of Company stock on the last business day prior to a change of control. The human resources and compensation committee of the board of directors determines each year the maximum amount of bonus that can be deferred and the percentage match of the Company. For the 2005 bonus paid in 2006, the following amounts were deferred: Mr. Brooks — $0; Mr. Godlasky — $96,600; Mr. Boal — $312,500; Mr. Heitz — $20,000; Mr. McPhail — $40,000; and Mr. Clark — $10,000. The Company match was 50 percent up to a maximum of $10,000.

(C)	The value of perquisites provided to each of the Named Executive Officers was less than $50,000 during fiscal years 2003, 2004 and 2005. Perquisites provided to each of the Named Executive Officers consist of the following: monthly car allowance of $850, reimbursement for cost of preparing federal and state income tax returns, club membership dues and cost of bi-annual physical examination in excess of reimbursement under the Company medical plan.

(D)	In February 2005, Mr. Brooks received 22,000 restricted stock units, each representing one share of stock in lieu of the long-term incentive awards that are granted to other executive officers consisting of stock options and performance share units. The value of the restricted stock units shown in the table is based on the closing stock price of $47.03 per share on the date of the grant. At December 31, 2005, the value of the 22,000 restricted stock units was $1,246,740 based on the closing stock price of $56.67 on December 30, 2005, the last business day of the year. The restrictions on the restricted stock units will expire ratably on February 1, 2006, 2007 and 2008. No dividends will accrue or be paid on the restricted stock units.

(E)	The options were granted with an exercise price equal to the fair market value of the underlying stock on the date of grant.

(F)	Long term incentive compensation pursuant to the Performance Share Plan (the “PSP”). The PSP was discontinued as of 1998. Mandatory deferrals were required under the plan with each employee voluntarily electing payouts after three years or at termination/retirement. Mr. Brooks has a PSP payout election upon termination/retirement valued at $24,797, the value is adjusted annually based on the Company’s return on equity (“ROE”). ROE is calculated using the Company’s net operating income divided by the Company’s average equity excluding Accumulated Other Comprehensive Income. Messrs. Godlasky and McPhail received their final payouts in 2004 and 2003, respectively, and Messrs. Boal, Heitz and Clark did not participate in the PSP.

(G)	Amounts shown as “All Other Compensation” for 2003, 2004 and 2005 are comprised of the items set forth in the table below.

					Supplemental Executive			Excess Benefit
		Qualified Plan			Retirement Plan			Plan
									MIP
		401(k)		Interim			Interim	Interim	Deferral	Additional
		Matching	Basic	Benefit	SERP Matching	Core	Benefit	Benefit	Plan	Benefits
		Contributions($)	Contributions($)	Supplement($)	Contributions($)	Contribution($)	Supplement($)	Supplement($)	($)(H)	($)(I)

Roger K. Brooks	2005	$10,500	$8,200	$5,550	$132,625	$54,951	$119,930	$21,580	$—	$2,086,157
	2004	10,250	8,000	10,000	68,877	51,508	112,417	7,460	—	38,762
	2003	10,000	8,000	10,858	64,385	51,637	112,698	6,602	101,412	—
Thomas C. Godlasky	2005	10,500	8,200	3,157	77,083	51,800	19,943	—	—	—
	2004	10,250	8,000	3,080	69,063	29,208	11,245	—	85,491	—
	2003	10,000	8,000	3,080	39,675	28,904	11,128	—	101,412	—
Gregory D. Boal	2005	10,500	8,200	—	38,750	17,900	—	—	—	—
	2004	10,250	8,000	—	22,381	1,186	—	—	—	—
	2003	8,525	—	—	943	—	—	—	—	135,774
Mark V. Heitz	2005	10,500	8,200	7,175	39,292	25,033	20,809	—	—	65,743
	2004	10,250	8,000	7,000	31,292	20,382	17,835	—	191,517	65,630
	2003	10,000	8,000	7,000	25,395	24,033	21,029	—	219,114	65,440
Gary R. McPhail	2005	10,500	8,200	—	36,750	18,833	—	—	—	—
	2004	10,250	8,000	—	21,096	24,640	—	—	—	—
	2003	10,000	8,000	—	30,765	11,337	—	—	101,412	—
Brian J. Clark	2005	10,500	8,200	—	37,841	19,033	—	—	129,721	—
	2004	10,250	8,000	—	23,797	14,759	—	—	43,451
	2003	10,000	8,000	—	18,415	8,237	—	—	40,565	—

(H)	For 2003, the amount includes the value of the Company match in stock units plus the appreciation in value of the stock units purchased by the Named Executive Officers with the annual bonus deferred in 2000 and reported in the Summary Compensation Table of the 2001 proxy statement; for 2004, the amount includes the value of the Company match in stock units plus the appreciation in value of the stock units purchased by the Named Executive Officers with the annual bonus deferred in 2001 and reported in the Summary Compensation Table of the 2002 proxy statement; and for 2005, the amount includes the value of the Company match in stock units plus the appreciation in value of the stock units purchased by the Named Executive Officers with the annual bonus deferred in 2002 and reported in the Summary Compensation Table of the 2003 proxy statement.

(I)	The amounts shown in the table reflect the following: (1) lump sum payment of $38,762 to Mr. Brooks in 2004 for vacation benefits accrued and frozen in 1991; a distribution in the amount of $86,157 in 2005 from the All*AmerUs Excess Benefit Plan; and the grant of 35,296 restricted stock units (“RSUs”) to Mr. Brooks valued at $2 million based on the closing price of the stock on December 30, 2005 ($56.67), in consideration for his entering into a Post-Retirement Consulting and Noncompetition Agreement effective from December 31, 2005 through December 31, 2008 (If Mr. Brooks has satisfied all of his obligations under the agreement through the period preceding each of the following payments dates, the Company shall issue to Mr. Brooks unrestricted shares of stock corresponding with the RSUs according to the following schedule: on December 29, 2006, one quarter of the RSUs; on July 1, 2007, one eighth of the RSUs; on December 28, 2007, one eighth of the RSUs; on July 1, 2008, one quarter of the RSUs; and on January 2, 2009, one quarter of the RSUs. No dividends will accrue or be paid on the RSUs.); (2) payment to Mr. Boal in 2003 of a relocation benefit; and (3) payment of insurance premiums in 2003, 2004 and 2005, on behalf of Mr. Heitz for executive life insurance.

Option Grants Table
      The following table presents information regarding stock options granted during the year ended December 31, 2005. The two columns on the right project the amount that could be earned if the common stock price appreciates at the annual rates indicated and if the options are held until the expiration dates shown. There is no assurance that any particular level of potential realizable value will actually be earned.
Option Grants for Fiscal Year 2005

	Individual Grants

					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)(3)
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year(2)	($/sh)	Date	5%	10%

Roger K. Brooks	—	—	$—	—	$—	$—
Thomas C. Godlasky	34,000	13.23%	47.03	2/11/2015	1,005,615	2,548,426
Gregory D. Boal	20,000	7.78%	47.03	2/11/2015	591,538	1,499,074
Mark V. Heitz	20,000	7.78%	47.03	2/11/2015	591,538	1,499,074
Gary R. McPhail	20,000	7.78%	47.03	2/11/2015	591,538	1,499,074
Brian J. Clark	20,000	7.78%	47.03	2/11/2015	591,538	1,499,074

(1)	These options were granted on February 11, 2005 at the then fair market value of the Company’s common stock. The options vest and become exercisable in one-fifth increments annually, beginning on February 11, 2006. Upon a change of control, the options shall immediately vest and become exercisable in full for a period beginning on the date of the change of control and ending on the options’ applicable expiration date. The definition of a change of control is the same as that term is defined in the Supplemental Benefit Agreement described on page 22 of this proxy statement.

(2)	Total options granted to employees during the fiscal year were 257,000.

(3)	Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option period. The Company’s stock price at the end of the ten-year term for the options granted to all Named Executive Officers are $76.61 and $121.98, for five percent and ten percent appreciation, respectively. The numbers are calculated based on requirements promulgated by the SEC. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table. The total gain to all shareholders using all Named Executive Officers’ values would be $1,146,760,025 and $2,906,115,057 at five percent and ten percent annual appreciation, respectively. The aggregate gains for the Named Executive Officers represent less than 0.294 percent of the gain to all shareholders.

Option Exercises and Values Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at FY-End(#)		FY-End($)(1)
	on Exercise	Value
Name	(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger K. Brooks(2)	195,000	$5,670,600	490,000	—	$12,454,275	$—
Thomas C. Godlasky	—	—	263,000	96,000	7,292,050	1,834,960
Gregory D. Boal	—	—	14,600	53,400	379,030	980,420
Mark V. Heitz	80,015	2,964,448	231,900	58,600	6,398,776	1,156,400
Gary R. McPhail	70,000	1,649,200	180,600	62,400	5,012,550	1,261,400
Brian J. Clark	—	—	67,900	52,600	1,720,553	976,880

(1)	Based on a closing stock price of $56.67 per share on December 30, 2005, the last business day of the Company’s fiscal year and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

(2)	As provided in the option plans, upon actual retirement, Mr. Brooks’ options became immediately vested and exercisable as he has reached the normal retirement age of 65.
Long-Term Incentive Plan Awards in Last Fiscal Year
      In 2005, the human resources and compensation committee recommended to and the board approved at the beginning of the period a grant of performance share units under the 2003 Stock Incentive Plan that will be earned based on performance relative to: (1) growth in book value per share over the performance period compared to a performance goal established at the beginning of the period and (2) total shareholder return over the performance period compared to the total shareholder return of the companies identified as the “New Peer Group” in the Performance Comparison on page 28 of this proxy statement. Each performance measure is given 50 percent weight. If the Company’s performance during the performance period falls below an annualized ten percent growth in book value per share or the 40th percentile of the New Peer Group index in total shareholder return, no award is earned for that performance measure.
      The following table sets forth estimates of the possible future payouts to each of the named executive officers with respect to these awards. There can be no assurance that the estimated future payouts shown in this table will be achieved or, if they are achieved, at what level they will be achieved:

	Number	Performance	Estimated Future Payouts(1)
	of	Period until
	Shares	Maturation or	Threshold	Target	Maximum
Name	(#)(3)	Payout(4)	(#)	(#)	(#)

Roger K. Brooks(2)	—	—	—	—	—
Thomas C. Godlasky	13,000	12/31/2008	6,500	13,000	26,000
Gregory D. Boal	7,500	12/31/2008	3,750	7,500	15,000
Mark V. Heitz	7,500	12/31/2008	3,750	7,500	15,000
Gary R. McPhail	7,500	12/31/2008	3,750	7,500	15,000
Brian J. Clark	7,000	12/31/2008	3,500	7,000	14,000

(1)	Payouts will be in shares of the Company’s common stock.

(2)	Mr. Brooks did not receive an award in 2005 due to the expected leadership transition in 2005.

(3)	Represents performance share units granted based on performance at target.

(4)	Performance is measured over a three-year period beginning January 1, 2005. Upon a change of control, all non-vested performance share units shall vest and be paid out based upon the performance achieved as determined by the human resources and compensation committee as of the date of the change of control.

Change of control is defined in the Supplemental Benefit Agreement described on page 22 of this proxy statement.

Stock Incentive Plans
      On September 15, 1996, the Company’s board of directors adopted the AmerUs Group Co. Stock Incentive Plan (the “1996 Stock Plan”). The 1996 Stock Plan was approved by the Company’s shareholders and became effective on December 4, 1996. No grants were made under the 1996 Stock Plan until July 28, 1997. The purpose of the 1996 Stock Plan was to enable the Company to attract and retain employees and to align employees’ interest with the performance of the Company. The 1996 Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards. No options were granted to the Named Executive Officers under the 1996 Stock Plan in 2005.
      On February 11, 2000, the board of directors adopted the AmerUs Group 2000 Stock Incentive Plan (the “2000 Stock Plan”). The 2000 Stock Plan was approved by the shareholders and became effective May 5, 2000. The purpose of the 2000 Stock Plan was to enable the Company to attract and retain employees and to align employees’ interest with the performance of the Company. The 2000 Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards. No options were granted to the Named Executive Officers under the 2000 Stock Plan in 2005.
      On February 14, 2003, the board of directors adopted the AmerUs Group 2003 Stock Incentive Plan (the “2003 Stock Plan”). The 2003 Stock Plan was approved by the shareholders and became effective May 8, 2003. The purpose of the 2003 Stock Plan is to enable the Company to attract and retain employees and to align employees’ interest with the performance of the Company. The 2003 Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, cash incentive units and any combination of the foregoing. Options, performance share units and restricted stock units were granted in 2005 to the Named Executive Officers under the 2003 Stock Plan.
      It is the policy of the Company not to grant any stock options or stock appreciation rights with an exercise price less than the fair market value of a share of common stock on the date of the grant of such award or reprice any stock option or stock appreciation right, except in the event of merger, reorganization, consolidation, recapitalization, stock dividend or other similar event. All of the plans provide for the immediate vesting of all options in the event of a change of control, as defined in the Supplemental Benefit Agreement described on page 22 of this proxy statement.
Savings and Profit Sharing Plans
      Each of the Named Executive Officers participates in the All*AmerUs Savings & Retirement Plan (the “Savings & Retirement Plan”), a profit-sharing plan containing a qualified cash or deferred arrangement and the nonqualified All*AmerUs Supplemental Executive Retirement Plan (the “Supplemental Plan”). Of the Named Executive Officers, only Mr. Brooks participates in the nonqualified All*AmerUs Excess Benefit Plan (the “Excess Plan).
      Under the Savings & Retirement Plan, the Company will contribute four percent of each eligible participating employee’s compensation as of the end of a plan year in accordance with plan provisions (“Core Contribution”). With the merger of the AAG Employee Stock Ownership Plan (the “AAG ESOP”) into the Savings & Retirement Plan, beginning with the 1999 Plan year, this Core Contribution is made in the form of cash and shares of the Company’s common stock; the portions of cash and stock will be determined at the end of each year and may vary year to year. The shares of stock contributed as part of the Core Contribution are made in accordance with the Employee Stock Ownership Plan (“ESOP”) component of the Savings & Retirement Plan. In addition, the Company makes a maximum matching contribution equal to 125 percent of the first four percent of an employee’s compensation deferral contributions (“Matching Contributions”).

      The Company may also contribute to the Savings and Retirement Plan, the Supplemental Executive Retirement Plan and the Excess Plan on behalf of each participating employee who was, as of December 31, 1995, an active participant in either the qualified pension plan (the “AML Frozen Pension Plan”) or the nonqualified supplemental retirement plan (the “AML Frozen SERP”) for certain former employees of American Mutual Life Insurance Company or Central Life Assurance Company, predecessor companies to AmerUs Life. Any contribution made is the percentage of such employee’s compensation (“Interim Benefit Supplement”) necessary to make up any shortfall between the amount to which such employee would have been entitled under the AML Frozen Pension Plan and the AML Frozen SERP as compared to such employee’s projected benefits under the Savings & Retirement Plan and Supplemental Plan. The amount of the Interim Benefit Supplement made on behalf of any eligible employee is reduced by any discretionary profit sharing contribution allocated to such employee under the Savings & Retirement Plan and the Supplemental Plan. Of the Named Executive Officers, only Messrs. Brooks and Godlasky received an Interim Benefit Supplement in 2005.
      The Company may also contribute to the Savings & Retirement Plan and Supplemental Plan on behalf of each AAG employee who was, as of January 1, 1999, an active qualifying AAG employee for the AAG Money Purchase Pension Plan (the “AAG MPPP”), a certain percentage of such employee’s compensation (the “AAG Interim Benefit Supplement”) in order to make up any shortfall between the projected benefits such employee would have had under the AAG MPPP as compared to such employee’s projected benefits under the Savings & Retirement Plan and Supplemental Plan. The amount of the Benefit Supplement made on behalf of any eligible AAG employee is reduced by any discretionary contribution allocated to such employee under the Savings & Retirement Plan and the Supplemental Plan. Of the Named Executive Officers, only Mr. Heitz receives an AAG Interim Benefit Supplement.
Frozen Plans
      The benefits under the AML Frozen Pension Plan and the AML Frozen SERP were curtailed as of December 31, 1995. The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the AML Frozen SERP, assuming retirement at age 65 (current normal retirement age):
Pension Table
Frozen Accrued Benefits

Monthly
Name	Benefits($)

Roger K. Brooks	17,363
Thomas C. Godlasky	671
Gregory D. Boal	0
Mark V. Heitz	0
Gary R. McPhail	0
Brian J. Clark	0
Upon retirement at the end of December 2005, Mr. Brooks began to collect his frozen accrued monthly benefit payable in the form of a ten-year certain and life annuity with monthly payments equal to $15,087.
Supplemental Benefit Agreement
      In April 1999, the Company entered into a Supplemental Benefit Agreement with each of its Named Executive Officers, which were amended in February 2000 and 2003. These agreements provide that in the event of (i) a change of control of the Company (as defined below) and (ii) a termination by the Named Executive Officer for “good reason” or a termination of the Named Executive Officer not for cause within two years of a change of control, the Named Executive Officer shall be entitled to: (1) a cash severance payment in an amount equal to three times such officer’s annual base compensation and target bonus; (2) continuation of employee medical benefits; and (3) immediate vesting of benefits under the Supplemental Plan and the Excess Plan. Payments to any of the Named Executive Officers under the Supplemental Benefit Agreement will be increased to offset the effects of any excise taxes payable with respect to such payments.
      For purposes of the Supplemental Benefit Agreement, a change of control shall be deemed to have occurred upon the happening of certain significant corporate events including any one of the following: (1) the individuals who, prior to any merger, consolidation, dissolution or similar transaction (“Transaction”), constituted the Company’s board of directors, ceasing to constitute at least a majority thereof, unless the election, or the nomination for election of each director of the Company for a period of two years following consummation of the Transaction was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company prior to such Transaction; (2) any acquisition of twenty-five percent or more of the Company’s common stock; or (3) certain mergers, liquidations or similar Transactions.
      Also, for purposes of the Supplemental Benefit Agreement, termination for “good reason” means a change of control and the occurrence of any one of the following events without the Named Executive Officer’s consent: (1) the assignment to such officer of duties substantially inconsistent with such officer’s position, duties, responsibility or status with the Company or a substantial reduction of such officer’s duties or responsibilities, as compared with such officer’s duties or responsibilities prior to such reduction, or any removal of such officer from, or any failure to re-elect the officer to, the position such officer held at the time of such removal or failure to re-elect, except in connection with termination of employment for cause; (2) a reduction in the amount of such officer’s base compensation, a material reduction in payments received by such officer under any bonus or incentive plans in which the such officer participates or a material reduction in any other perquisites to which such officer is entitled; (3) failure to continue to be an executive officer of a public company; (4) the relocation of such officer’s principal office to a location more than thirty-five miles from the location of such office immediately prior to such change of control; or (5) any material breach by the Company of any of the provisions of the Supplemental Benefit Agreement.
HUMAN RESOURCES AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
      The Company’s executive compensation program is administered by the human resources and compensation committee of the board of directors (the “Committee”). The Committee is composed entirely of independent non-employee directors and is responsible, together with the other non-employee independent directors, for approving chief executive officer compensation. The Committee also reviews and recommends to the board for approval all elements of compensation for the executive officers. The Committee has furnished this report on executive compensation for fiscal year 2005.
      Executive Compensation Philosophy. The Company’s executive compensation program is designed to provide total direct compensation opportunities that are competitive and also align actual amounts paid to executives commensurate with Company and individual performance. The objectives of the executive compensation program are to:

•	Attract and retain high-performing executives

•	Align compensation opportunities with the financial and stock performance of the Company

•	Reward executives for achievement of short- and long-term strategic goals through the use of variable compensation plans

•	Align the interests of executives with those of shareholders’ through an emphasis on long-term incentives and equity compensation opportunities

•	Provide meaningful recognition of individual contributions to overall Company performance
      The following four compensation and benefit elements are used in support of the philosophy: base salary, annual incentives, long-term incentives, and benefits. The combination and relative weighting of these elements reflects the Committee’s belief that executive compensation should be closely tied to the Company’s profitability and creation of shareholder value. The Committee retains a nationally recognized independent compensation consulting firm to provide guidance regarding competitive executive compensation practices and compensation levels. Stock ownership guidelines further align executive interests with those of the shareholders.
      Competitive Benchmarking. The executive compensation program provides targeted opportunities at the 50th percentile of a comparison group (benchmark group) in both the mix of compensation and benefit elements and total value. The benchmark group, consisting of ten to fifteen publicly-traded life insurance companies, was developed with management input and the Committee’s independent compensation consultant and was validated by the Committee as a reasonable group for executive compensation comparison and benchmarking purposes. The companies in the benchmark group are companies with whom the Company competes for executive talent and are reviewed annually to ensure that they continue to be appropriate. If necessary, the group is revised to reflect mergers, acquisitions, strategic changes or other relevant factors.
      Base Salary. Executive base salaries are reviewed annually; if any salary adjustments are approved, they typically become effective in March. If promotions, significant changes of responsibilities or similar changes occur during the year, off-cycle base salary adjustments may be made. In making base salary determinations, the Committee considers the competitive base salary review, as well as Company and individual performance. After adjustments, base salary levels were found to be within an appropriate targeted range when compared to the benchmark group. Individual variations in the levels of salary increases among the Company’s executives reflect an effort to reward outstanding individual contributions and/or an effort to align a position’s base salary with the benchmark group.
      Annual Incentives. Annual incentive opportunities are provided to the Company’s executives to link the achievement of annual Company and individual goals with executive compensation. Under the annual incentive program for executive officers, the Committee establishes a target incentive pool and range of pool funding levels for such officers considering competitive practices and the consulting firm’s recommendations. Pool funding levels are linked with specific targets and ranges of Company financial performance results on one or more objective performance goals approved by the Committee and the board at the beginning of the fiscal year.
      Awards to the chief executive officer and other executive officers are determined by the Committee in the February following each fiscal year considering: the amount of overall pool funding and the extent to which the executive achieves the objective performance goals that were established at the beginning of the year. For the chief executive officer, the Committee evaluates his performance and recommends the payout level to the board for approval. For other executive officers, the Committee makes determinations based on the chief executive officer’s recommendations and recommends the payout level to the board for approval. The annual program is intended to bring the executives’ total cash compensation (base salary plus annual incentive) to the 50th percentile of the benchmark group when targeted Company profitability and individual performance criteria are met. Actual bonus amounts paid to executive officers for performance in 2005 were based on achievement of pre-determined targets for net operating income per share and GAAP net income per share. Individual target awards for the Named Executive Officers ranged from 50 percent to 100 percent of base salary. The minimum and maximum annual incentive payout possible for 2005 ranged from zero to 200 percent of individual target awards. The actual payout achieved by the Named Executive Officers ranged from 72 percent to 146 percent of individual target awards for the 2005 performance period.
      Long-Term Incentives. The Committee believes that long-term incentives are an effective tool in aligning executive rewards with the creation of value for shareholders. The Company has historically used stock options under its stock incentive plans as its long-term incentive for executives. Following the review and recommendation by the Committee’s independent compensation consultant, the Company introduced a performance share program beginning in 2004 as a substitute for a portion of the options the Committee would otherwise have granted to executive officers. Thus, there are currently two components of long-term incentive compensation utilized for executive officers: stock options and performance share units. In all cases, annual long-term incentive compensation values were recommended by position, based on ranges set to be competitive with the benchmark group. Generally, grants of stock options and performance share units will each approximate one-half of the total long-term incentive opportunity for executive officers.
      Stock options may be granted to executive officers and other key employees of the Company and its subsidiaries and affiliates. These options may be exercised at a fixed price per share (the market price on the date of grant) and expire upon the tenth anniversary of the date of issuance. The options become exercisable subject to vesting in five equal installments over the five years following the issuance of the options, and continued employment with the Company.
      Performance share units may also be granted to executive officers and other key employees of the Company and its subsidiaries and affiliates. Generally, a target number of performance share units will be granted to participants, and the actual amount of shares earned may range from zero to 200 percent of the target grant. The amount earned will be contingent upon the Company’s business performance relative to pre-determined goals over the associated two or three-year performance cycle. For the 2005 grant, performance will be measured over a three year period with respect to total shareholder return and the increase in book value per share. The peer companies used for performance comparison with respect to total shareholder return and increase in book value per share were selected by the committee in consultation with its compensation consultant and are the companies identified as the “New Peer Group” in the Performance Comparison included on page 28 of this proxy statement. The Company competes with the New Peer Group for capital. The pre-determined performance goals for total shareholder return and increase in book value per share are set by the committee and approved by the board at the beginning of the period after consultation with the finance and strategy committee. Amounts earned under the performance share program, if any, will be paid in shares of Company common stock. These awards are more fully described on page 20 of this proxy statement.
      The 2005 stock option grants and performance share grants were made under the shareholder-approved 2003 Stock Incentive Plan.
      Benefits. The final material element of executive compensation includes participation in Company-wide medical and insurance benefits and retirement plans, and the ability to defer compensation pursuant to a 401(k) plan and a supplemental executive retirement plan. Executive officers also receive the following additional benefits: a monthly car allowance of $850; reimbursement for cost of preparing federal and state income tax returns, business dining club membership dues, and cost of bi-annual physical examinations in excess of reimbursement under the Company medical plan.
      Change of Control Agreements. In accordance with the Company’s policy adopted in 1999, the Company entered into a supplemental benefit agreement with certain executives, including the Named Executive Officers, to provide protection upon involuntary termination following a change of control. The agreements, which are described earlier on page 22 of this proxy statement, provide multiples of salary and bonus with continued medical benefits, full vesting of outstanding stock options, full vesting and payout of performance share units based upon the performance achieved as determined by the human resources and compensation committee as of the date of the change of control.
      Stock Ownership. The Committee believes that executive leadership should own meaningful amounts of Company stock to further align executives’ interests with shareholders’ interests. To that end, certain executives are subject to stock ownership guidelines that articulate minimum levels of expected stock ownership. Specifically, ownership guidelines are as follows: Chief Executive Officer and President: five times base salary; all other executive officers: three times base salary; other officer participants: one times base salary. Executives are expected to achieve the applicable guideline within five years of first becoming subject to a specified guideline level. Failure to comply or make what the Committee deems as adequate progress to guideline achievement may result in a reduction in future long-term incentive awards. The Committee monitors compliance with the guidelines at least annually. As of the most recent assessment, all executive officers satisfied the guidelines or were making adequate progress to achieving the guidelines.
      Chief Executive Officer Compensation. On February 17, 2005, the Company announced that Roger K. Brooks, the Company’s chairman and chief executive officer planned to retire from his executive position with the Company effective December 29, 2005. His retirement was part of a planned succession process that began in 2003. Thomas C. Godlasky, the then president and chief operating officer of the Company, continued as president during 2005 and became chairman, president and chief executive officer concurrent with Mr. Brooks’ retirement.
      Roger K. Brooks
      Mr. Brooks had served as the Company’s chief executive officer since its formation in 1996. The Committee used the executive compensation practices described above to determine Mr. Brooks’ 2005 compensation. Mr. Brooks’ total compensation reflects a consideration of both competitive factors and Company and individual performance.
      The Committee surveyed, with the assistance of its independent compensation consultant, the total value and mix of direct compensation elements for chief executive officers of the benchmark group. Based on this information, the Committee determined a corresponding compensation package that approximated the 50th percentile of the benchmark group.
      For fiscal year 2005, Mr. Brooks’ target total cash compensation was set at $1,560,000. His base salary remained unchanged at $780,000 and was coupled with a target bonus opportunity of 100 percent of base salary under the annual management incentive compensation program. His actual earned bonus could be a minimum of zero up to a maximum of 200 percent of his base salary, if all performance objectives reached the maximum target level. His fiscal year 2005 performance objectives were the achievement of pre-determined financial objectives with regard to adjusted net operating income and GAAP net income.
      Upon the completion of the year, the Committee reviewed 2005 results against the pre-determined fiscal year 2005 performance and financial objectives for the annual management incentive compensation plan. The results exceeded the 2005 objectives established for operating earnings per share and GAAP net income per share. As a result, the Committee determined that Mr. Brooks was eligible for the bonus at a level between target and maximum as established at the beginning of 2005. The Committee considered additional Company results including record operating earnings and return on equity and a one-year and two-year total shareholder return of 26 and 64 percent, respectively. The annual bonus was recommended by the Committee and approved by the board at 146 percent of the target level because of the results achieved by the Company and Mr. Brooks’ achievement of his individual goals. As a result of Mr. Brooks planned retirement as an employee of the Company at the end of 2005, Mr. Brooks was awarded 22,000 restricted stock units (“RSUs”) in lieu of a long-term incentive award. The RSUs vest in equal annual installments over a three year period. No dividends will accrue or be paid on the RSUs.
      At their February 2005 meetings, the Committee and board approved the Company entering into a Post-Retirement Consulting and Noncompetition Agreement (“Consulting Agreement”) with Mr. Brooks effective December 31, 2005. The term of the Consulting Agreement ends on December 31, 2008 and the noncompetition and non-solicitation covenants end one year thereafter. During the term of the Consulting Agreement, Mr. Brooks will (1) provide up to 40 hours per month of personal consulting services to the Company as requested by the chief executive officer of the Company and (2) comply with non-competition and non-solicitation covenants. In exchange for the consulting services and observance of the non-competition and non-solicitation covenants, the Company agreed to issue Mr. Brooks RSUs in an amount equal to $2 million divided by the closing price of a share of the Company’s common stock on December 30, 2005, adjusted up to the next whole number equally divisible by eight. If Mr. Brooks has satisfied all of his obligations under the Consulting Agreement through the period preceding each of the following payments dates, the Company shall issue to Mr. Brooks unrestricted shares of stock corresponding with the RSUs according to the following schedule: on December 29, 2006, one quarter of the RSUs; on July 1, 2007, one eighth of the RSUs; on December 28, 2007, one eighth of the RSUs; on July 1, 2008, one quarter of the RSUs; and on January 2, 2009, one quarter of the RSUs. No dividends will accrue or be paid on the RSUs. In the event of the death or disability (within the meaning of Section 409A of the Internal Revenue Code) of Mr. Brooks or a change of control (within the meaning of Section 409A of the Internal Revenue Code) of the Company, all of the unvested RSUs shall vest in Mr. Brooks’ and the Company will thereupon issue to Mr. Brooks unrestricted shares of stock corresponding to the RSUs for which shares had not yet been issued. As additional compensation under the Consulting Agreement, the Company will during the first year of the

Consulting Agreement reimburse Mr. Brooks for (1) the reasonable rental expenses of office space and (2) 50 percent of the cost of a personal assistant.
      Thomas C. Godlasky
      Thomas C. Godlasky served as the Company’s president and chief operating officer from January 1, 2005 to December 29, 2005. He has served as chairman, president and chief executive officer since December 29, 2005. The Committee used the executive compensation practices described above to determine Mr. Godlasky’s 2005 compensation. Mr. Godlasky’s total compensation reflects a consideration of both competitive factors and Company and individual performance.
      The Committee surveyed, with the assistance of its independent compensation consultant, the total value and mix of direct compensation elements for chief operating officers of the benchmark group. Based on this information, the Committee determined a corresponding compensation package that approximated the 50th percentile of the benchmark group.
      For fiscal year 2005, Mr. Godlasky’s target total cash compensation was set at $1,320,000. His base salary increased from $600,000 to $660,000 and was coupled with a target bonus opportunity of 100 percent of base salary under the annual management incentive compensation program. His actual earned bonus could be a minimum of zero up to a maximum of 200 percent of his base salary, if all performance objectives reached the maximum target level. His fiscal year 2005 performance objectives were the achievement of pre-determined financial objectives with regard to adjusted net operating income and GAAP net income.
      Upon the completion of the year, the Committee reviewed 2005 results against the pre-determined fiscal year 2005 performance and financial objectives for the annual management incentive compensation plan. The results exceeded the 2005 objectives established for operating earnings per share and GAAP net income per share. As a result, the Committee determined that Mr. Godlasky was eligible for the bonus at a level between target and maximum as established at the beginning of 2005. The Committee then assessed Mr. Godlasky’s achievement in other goal areas that had been set forth for him by the committee: leadership effectiveness in further leveraging the Company’s long-term and short-term strategies, achievement of operational and business goals and the creation of significantly stronger capital levels. The Committee also considered additional Company results including record earnings and return on equity and a one-year and two-year total shareholder return of 26 and 64 percent, respectively. The annual bonus was recommended by the Committee and approved by the board at the 146 percent of target level because of the results achieved by the Company and Mr. Godlasky’s achievement of his individual goals.
      The Committee reviewed the two elements of the long-term incentive plan: stock options and performance share units. Mr. Godlasky received a grant of a non-qualified stock option to purchase 34,000 shares of Company common stock, with the same provisions as stock options granted to other employees and 13,000 performance share units at target as described in the Long-Term Incentive Plan Award Table on page 20 of this proxy statement.
      Tax Deductibility of Executive Officer Compensation. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws.
      Respectfully submitted by the members of the human resources and compensation committee of the board of directors:

John W. Norris Jr., Chairman
Ward M. Klein
Stephen Strome
F. A. Wittern Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the human resources and compensation committee are set forth in the preceding section. There are no members of the human resources and compensation committee who were officers or employees of the Company or any of its subsidiaries during the fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.
PERFORMANCE COMPARISON
     The following graph compares the cumulative total shareholder return on the Company’s common stock over the last five fiscal years to the cumulative total return of the Russell 2000 stock index, a peer group of companies index used in last year’s proxy statement (the “Old Peer Group”) and a new peer group of companies index (the “New Peer Group”). The Board’s human resources and compensation committee, in consultation with its independent compensation consulting firm, evaluated the composition of the Old Peer Group to determine if it was fully reflective of the market within which the company competes for capital. They determined that due in part to the Company’s new standing as a mid-cap firm that a larger and broader array of companies should be considered. As a result, the Old Peer Group was expanded in 2005 from 13 to 19 companies against whom the company competes for capital. The New Peer Group is used to measure the Company’s effectiveness in generating total shareholder returns and increasing book value per share which are the measures used in the Company’s long-term performance share incentive plan. The following companies are in the New Peer Group (an asterisk indicates companies that were also included in the Old Peer Group): AFLAC Incorporated, American Equity Investment Life Holding Company, American International Group, Inc., American National Insurance Company, Delphi Financial Group, Inc.*, FBL Financial Group, Inc.*, Great American Financial Resources, Inc.*, Hartford Financial Services Group, Inc.*, Jefferson-Pilot Corporation*, Lincoln National Corporation*, MetLife, Inc., Nationwide Financial Services, Inc.*, Phoenix Companies, Inc.*, Presidential Life Corporation*, Principal Financial Group, Inc.*, Protective Life Corporation*, Prudential Financial, Inc., StanCorp Financial Group, Inc.* and Torchmark Corporation*. The board and committee believe that the composition of the New Peer Group serves as an effective standard for measuring the Company’s performance over the long-term in creating shareholder value.
     The graph assumes a $100.00 investment on December 31, 2000, and the reinvestment of dividends. Points on the graph represent performance as of the last business day of each of the years indicated. The return of the Peer Groups is based on the return of each company included therein weighted to reflect each such company’s stock market capitalization.
CUMULATIVE TOTAL RETURNS
Period Beginning December 31, 2000 and Ending December 31, 2005
Total Shareholder Returns(1)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

AmerUs Group Co.	$100.00	$112.06	$89.54	$112.00	$146.38	$184.37
New Peer Group	100.00	84.49	67.37	80.70	87.68	98.68
Old Peer Group	100.00	97.54	83.65	106.47	127.57	148.91
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46

(1)	Source: SNL Financial LC, Charlotteville, VA

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2005:

			(c) Number of Securities
			Remaining Available for
	(a) Number of Securities to	(b) Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	3,318,035	$32.67	572,116
Equity compensation plans not approved by security holders(2)	51,755	34.77	9,600

Total(3)	3,369,790	$33.13	581,716

(1)	Securities to be issued upon exercise of outstanding items include 2,754,287 stock options; 57,296 non-vested stock units; 210,600 long-term incentive awards (assuming maximum payout) and 295,852 management incentive payment deferral awards.

(2)	Includes stock appreciation rights under the Non-Employee Plan which may be paid in cash or Company common stock. The Company’s practice has been to pay such grants in cash on exercise thereof.

(3)	The 2,754,287 options and 51,755 SARs have a weighted average exercise price of $32.05 and a weighted average life of 5.8 years. No dividends will accrue or be paid on options or SARs.
Equity Compensation Plans not Approved by Security Holders
      On February 12, 1999, the Company adopted the AmerUs Group Co. Non-Employee Stock Option Plan (Non-Employee Plan) to give agents of the Company and/or its subsidiaries who make significant contributions to the success of the Company and/or its subsidiaries an interest in the Company’s performance. Under the Non-Employee Plan, participants may receive stock options and/or stock appreciation rights. On exercise of stock options and/or appreciation rights, a participant may be paid in cash or stock, in the discretion of the Company.

PROPOSAL 2
APPROVAL OF AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN
Vote Required
      Approval of the amendment requires that the affirmative votes of the shares of common stock present or represented by proxy and entitled to vote at the meeting exceed those votes against the proposal.
Reason for Proposed Amendment
      The board of directors believes that it is important to have equity-based incentives available to attract and retain qualified directors, employees and consultants who are essential to the success of the Company, and that it is important to link the interests of such individuals to the long-term interests of the Company’s shareholders. Accordingly, in 2003, the board of directors adopted and the shareholders approved the 2003 Stock Incentive Plan (2003 Stock Plan).
      Under the 2003 Stock Plan, 1,500,000 shares of Company no par value common stock were reserved for award incentives. As of December 31, 2005, approximately 467,961 shares remained for future awards under the 2003 Stock Plan. Since that date, the board of directors has approved equity-based incentive awards in the amount of 527,445 shares, including 63,000 performance share units, subject to shareholder approval of an amended and restated 2003 Stock Plan (Amended 2003 Plan). The Amended 2003 Plan was approved by the board of directors on February 10, 2006.
      Shareholder approval of the Amended 2003 Plan will enable the Company to continue to provide equity-based incentives to those individuals who are key to the long-term success of the Company.
      Key items updated in the Amended 2003 Plan included:

•	Addition of 1,500,000 new shares available for future awards

•	Reflecting the increase in the total number of shares available, the number of restricted stock awards that can be awarded from the total number of shares over the life of the plan was increased to 800,000 (any restricted stock award would reduce other related awards available under the Amended 2003 Plan, such as stock options, by an equal number). Previously, 30 percent of the total number of shares could be awarded as restricted stock awards; the Amended 2003 Plan reduces the percent of the total number of shares that can be awarded as restricted stock awards to 27 percent.

•	Delegation of the authority to the chief executive officer to make awards to non-executives officers within certain limitations set by the human resources and compensation committee

•	Modifications to ensure the Amended 2003 Plan complies with applicable regulations, such as Section 409A of the Internal Revenue Code
Summary of the Amended 2003 Stock Plan
      General. The purpose of the Amended 2003 Plan is to attract and retain individuals who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company through an equity interest in the Company. Stock options, restricted stock awards, restricted stock units, cash incentive units and stock appreciation rights may be granted under the Amended 2003 Plan. Options granted under the Amended 2003 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code, or “non-qualified stock options.” No award may be granted on or after May 8, 2013, but awards may extend beyond that date.
      Administration. The Amended 2003 Plan will be administered by the human resources and compensation committee (the “Committee”) of the board. The Committee shall have the power to grant awards, to interpret the Amended 2003 Plan, to amend awards in a manner not inconsistent with the Amended 2003 Plan, to determine the terms and conditions of awards and to adopt such rules, regulations and guidelines for carrying out the Amended 2003 Plan as it may deem necessary or proper. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Amended 2003 Plan or in any award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. All decisions made by the Committee pursuant to the provisions of the Amended 2003 Plan shall be final and binding on all persons including the Company. The Company’s Chief Executive Officer may make awards to non-executive officers of the Company subject to limits imposed by the Committee.
      The Committee may not grant any stock option or stock appreciation right with an exercise price less than the fair market value of a share of stock on the date of the grant of such award. Additionally, the Committee may not (i) reprice any stock option or stock appreciation right or (ii) permit the exchange of stock options issued under the Amended 2003 Plan or any other Company stock option plan for a lesser number of new stock options to be granted under the Amended 2003 Plan having a lower exercise price, except in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other similar event.
      Eligibility. Non-qualified stock options, stock awards and stock appreciation rights may be granted under the Amended 2003 Plan to employees, directors and consultants of the Company, its affiliates and subsidiaries. Incentive stock options may be granted only to employees of the Company or its subsidiaries. The Committee, in its discretion, selects the employees, directors and consultants to whom options, stock awards and stock appreciation rights may be granted, the time or times at which such awards are granted and the terms and conditions of any such awards. As of February 28, 2006, approximately 11 non-employee directors and approximately 92 employees were eligible to participate in the Amended 2003 Plan.
      Shares Subject to the Amended 2003 Plan. The total number of shares of common stock reserved and available for distribution under the Amended 2003 Plan shall be (i) 1,500,000 originally approved by the Company’s shareholders on May 8, 2003 plus (ii) an additional 1,500,000 shares subject to approval by the Company’s shareholders on May 4, 2006. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The maximum number of shares subject to awards which may be granted under the Amended 2003 Plan in any one year is 1,000,000, and the maximum number of shares subject to awards which may be granted under the Amended 2003 Plan to any individual in any one year is 250,000. Any shares subject to awards which, for any reason, expire or are terminated or forfeited, become available again for grant of awards under the Amended 2003 Plan. On February 28, 2006, the closing price of the common stock on the NYSE was $60.25 per share. In the event of any merger, reorganization, consolidation, stock dividend or other change in corporate structure affecting the common stock, the Committee shall make a corresponding adjustment or substitution to outstanding awards and shares available for future grant as it deems appropriate in order to reflect any such event.
      Stock Options. The Committee is authorized to determine the terms and conditions of all option grants, including the exercise price and term subject to the limitations set forth in the Amended 2003 Plan, such as the limitation that the option price per share may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in any manner specified by the Committee (which may include cash or common stock of the Company). The Committee shall determine the time or times during which the stock option is exercisable provided that no stock option shall be exercisable prior to the first anniversary of the grant of such stock options except in the event of a change of control or termination of employment in certain circumstances.
      Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights alone or in tandem with options under the Amended 2003 Plan. A stock appreciation right issued in connection with an option can be exercised only to the extent the option with respect to which it is granted is not exercised, and is subject to the same terms and conditions as the option to which it relates. If the Committee issues stock appreciation rights not in tandem with stock options, the Committee is authorized to determine the terms and conditions of such award (subject to the limitations set forth in the Amended 2003 Plan), including without limitation the exercise price (which may not be less than the fair market value of a share of Company common stock on the date of grant) and times during which such stock appreciation rights are exercisable, provided that no such stock appreciation right shall be exercisable prior to the first anniversary of the grant of such stock appreciation right except in the event of a change of control or a termination of employment under certain circumstances. Upon exercise of a stock appreciation right, the holder will be entitled to receive, for each share with respect to which the stock appreciation right is exercised, an amount (the “Appreciation”) equal to the difference between the option price of the related option (or the exercise price stated in the stock appreciation right agreements for stock appreciation rights not granted in conjunction with stock options) and the fair market value of a share of Stock on the date of exercise of the stock appreciation right. The Appreciation will be payable in cash or common stock, at the discretion of the Committee.
      Restricted Stock and Restricted Stock Units. The Committee is authorized to award restricted stock or restricted stock units under the Amended 2003 Plan subject to such terms and conditions as the Committee may determine in accordance with the Amended 2003 Plan. A restricted stock unit is the right to receive shares of restricted or unrestricted stock, or cash equal to the value thereof, in the future based upon the attainment of performance goals or other factors. The Committee has the authority to determine the number of shares of restricted stock or restricted stock units to be awarded, the price, if any, to be paid by the recipient of the restricted stock or restricted stock units, and the date or dates on which the restrictions on the restricted stock or restricted stock units will lapse. The grant of restricted stock or restricted stock units may be conditioned upon the completion of a specific period of service with the Company, upon the attainment of specified performance goals, or upon such other criteria as the Committee may determine. In no event (other than a change of control or a termination of employment in certain circumstances) may the restrictions applicable to the restricted stock or restricted stock units under the Amended 2003 Plan or the participant’s restricted stock agreement lapse prior to the first anniversary of the grant of such restricted stock or restricted stock units. Subject to shareholder approval of this proposal, the maximum number of restricted stock to be issued under the Amended 2003 Plan shall be 800,000 shares. No dividends shall accrue or be paid on restricted stock units. Restricted stock awarded under the Amended 2003 Plan is eligible to receive dividends. At December 31, 2005, 48,277 shares of restricted stock were outstanding and eligible to receive dividends.
      Cash Incentive Units. The Committee is authorized to award cash incentive units either alone or in addition to other awards granted under the Amended 2003 Plan. Cash incentive units entitle a recipient to earn the units over a performance period if pre-established performance goals are met. The Committee has the authority to determine the terms and conditions of the award, including the value of the cash incentive units, which may be in cash or based upon the value of common stock, the performance period and related performance goals. At the end of the performance period, the Committee determines the extent to which the performance goals were met, the number of cash incentive units earned and the value of such units. Payment for the cash incentive units earned will be made in cash.
      Termination of Employment. All of the terms relating to the exercise, cancellation or other disposition of an option, stock appreciation right, restricted stock, restricted stock unit or cash incentive unit upon a termination of employment with or service to the Company, its affiliates or subsidiaries, whether by reason of disability, retirement, death or other termination will be determined by the Committee. Such determination will be made at the time of such award and shall be specified in the written agreement evidencing the award. Unless otherwise determined by the Committee at grant, if a recipient of an award is involuntarily terminated for cause or, in the case of restricted stock which is subject to a restricted period, the award (to the extent unvested) or portion of the award of restricted stock in the restricted period shall terminate immediately as of the date of the termination of employment.
      Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Amended 2003 Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Amended 2003 Plan to the extent necessary and desirable to comply with applicable laws and regulations (including without limitation the New York Stock Exchange listing requirements). In addition, no amendment may cause the restrictions on an award of restricted stock to lapse prior to the first anniversary of the date of grant of such restricted stock, except as otherwise provided in the Amended 2003 Plan. No such action by the Board or shareholders may alter or impair any option or award previously granted under the Amended 2003 Plan without the written consent of the awardee. Unless terminated earlier, the Amended 2003 Plan shall terminate ten years from the date of its original approval by the shareholders.

      New Plan Benefits. The following table presents certain information with respect to awards granted during the fiscal year ended December 31, 2005 to (i) our Chief Executive Officer and retired Chief Executive Officer and our other four most highly compensated executive officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group, (iv) all non-executive officer employees as a group and (v) director nominees at the 2006 annual meeting of shareholders. This information regarding grants for the fiscal year ended December 31, 2005 is for illustration only and may not be indicative of grants that are made in the future under the Amended 2003 Plan.

	Number of Securities
	Underlying:

	Options	Performance
	Granted	Share Units(1)

Roger K. Brooks	—	—
Thomas C. Godlasky	34,000	13,000
Gregory D. Boal	20,000	7,500
Mark V. Heitz	20,000	7,500
Gary R. McPhail	20,000	7,500
Brian J. Clark	20,000	7,000
All Executive Officers as a Group	130,000	48,500
All Non-Employee Directors as a Group	38,500	—
David A. Arledge	3,500	—
John W. Norris, Jr.	3,500	—
John A. Wing	3,500	—
All Non-Executive Officer Employees as a Group	127,000	—

(1)	Represents performance share units under the LTIP based on performance at target. If the maximum performance goal is achieved, the performance share units earned will be two times the target performance share units. The following performance share units were awarded in February 2006 to the named executive officers subject to shareholder approval of the Amended 2003 Plan: Mr. Godlasky — 7,500; Mr. Boal — 4,000; Mr. Heitz — 3,500; Mr. McPhail — 4,000; and Mr. Clark — 4,000.
Federal Income Tax Consequences
      Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than the later of two years after grant of the option or one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months are generally taxed at a maximum federal rate of 15 percent. Capital losses are generally allowed in full against capital gains and up to $3,000 against other income. If the above holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as and at the time the optionee recognizes ordinary income.
      Non-statutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a non-qualified stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as and at the time the optionee recognizes ordinary income. Upon a disposition of such shares by the optionee, any difference between the sale price and the fair market value on the date of exercise is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 15 percent (lower rates may apply depending upon when the stock is acquired and the applicable income tax bracket of the taxpayer). Capital losses are generally allowed in full against capital gains and up to $3,000 against other income.
      Stock Awards. Stock awards will generally be taxed in the same manner as non-qualified stock options. However, a stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the service provider ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the service provider will not recognize ordinary income at the time of award. Instead, the service provider will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The service provider’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.
      The service provider may accelerate the date of award his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code (except with respect to restricted stock units). In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by a service provider who is an employee will be subject to tax withholding by the Company. Unless limited by Section 162(m) of the code, the Company is entitled to a deduction in the same amount as and at the time the service provider recognizes ordinary income.
      Cash Awards. Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. In the case of a recipient who is also an employee, any cash received will be subject to tax withholding by the Company. Unless limited by section 162(m) of the Code, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.
      The foregoing is only a summary of the effect of federal income taxation upon optionees and the Company with respect to the grant and/or exercise of options and awards under the Amended 2003 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s, director’s or consultant’s death or the income tax laws of any municipality, state or foreign country in which the employee’s or consultant’s income or gain may be taxable.
Incorporation by Reference
      The foregoing is only a summary of the Amended 2003 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
      The audit committee reviews the Company’s financial reporting process on behalf of the board of directors and selects the independent auditors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.
      In this context, the audit committee meets regularly with management and the independent auditors, both jointly and separately. Management reported to the audit committee that the Company’s consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended.
      The audit committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In addition, the audit committee has discussed with the independent auditors, the auditor’s independence from the Company and its management, including the matters in the written disclosures received by the committee including those required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).
      The audit committee acts pursuant to the Audit Committee Charter adopted by the board of directors. Each of the audit committee members satisfies the definition of independent director as established under the listing standards of the NYSE.
      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The audit committee has appointed Ernst & Young LLP as the Company’s independent auditors for fiscal year 2006.
      Respectfully submitted by the members of the audit committee of the board of directors:

Andrew J. Paine Jr., Chairman
David A. Arledge
Thomas F. Gaffney
Jack C. Pester

Audit Fees
      The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	% of Total	Fiscal 2004	% of Total

Audit fees(a)	$2,822,185	69.7%	$2,909,978	70.4%
Audit related fees(b)	91,450	2.3	105,725	2.6
Tax fees(c):
Tax compliance/preparation	1,023,929	25.3	951,037	23.0
Other tax services	15,710	0.4	120,309	2.9

Total tax fees	1,039,639	25.7	1,071,346	25.9
All Other fees(d)	92,355	2.3	48,970	1.2

Total	$4,045,629	100.0%	$4,136,019	100.0%

(a)	Audit fees represent fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, audit services provided in connection with other statutory and regulatory filings, including related comfort letters in connection with public and non-public offerings and consultation services on the application of accounting standards and related matters addressed during the audit and review of interim consolidated financial statements. All of the work was performed by full-time permanent employees of Ernst & Young LLP.

(b)	Audit-related fees consisted primarily of benefit plan audits, accounting and consultation services concerning financial accounting and reporting standards (on matters not addressed during audit and review procedures), internal control related matters and attest services not required by statute or regulation.

(c)	Tax fees consisted of tax compliance/preparation services and other tax services. Tax compliance/preparation consisted of fees related to federal, state and local tax compliance for the Company and its operating subsidiaries and other tax advisory and planning services including preparing tax refund requests. Other tax services includes other tax advisory, assistance and consultation services.

(d)	All other fees consisted of fees for audit, tax preparation and consultation services rendered for two convertible hedge funds managed by an affiliate of the Company.
Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
      The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to any member of the committee when expedition of services is necessary. The independent auditors and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the SEC.

PROPOSAL 3
SELECTION OF AUDITORS
      The audit committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries and managements assessment of internal controls over financial reporting for the fiscal year ending December 31, 2006. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required for shareholder ratification of this action. Ernst & Young LLP served as the Company’s independent auditor during the 2005 fiscal year.
      Representatives from Ernst & Young LLP will be present at the 2006 annual meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act requires certain officers and directors of the Company and persons who own more than ten percent of the Company’s common stock (such persons, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish the Company with copies of all such reports. Based solely on the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that during the year ended December 31, 2005, there were no filing deficiencies under Section 16(a).
Other Matters
      Neither the board of directors nor management intends to bring any matter for action at the 2006 annual meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.
Shareholder Proposals for the 2007 Annual Meeting
      Under the rules of the SEC, proposals for consideration at the 2007 annual shareholders meeting, including director nominations, must be received by the Company no later than December 1, 2006, as well as meet the other SEC requirements, in order to be considered for inclusion in the 2007 annual meeting proxy statement.

Shareholder Proposals
      In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2006, and should contain such information as is required under the Company’s by-laws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than December 1, 2006, and should contain such information as required under the Company’s by-laws. If the Company does not receive notice of the proposal within this time frame, the Company’s management will use its discretionary authority to vote the shares it represents as the board may recommend.

Nomination of Director Candidates
      The Company’s by-laws permit shareholders to nominate directors at a shareholder meeting. In order to make a director nomination at an annual shareholder meeting, it is necessary that you notify the Company not fewer than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2006 proxy statement was first sent to shareholders on March 31, 2006. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company no later than December 1, 2006. In addition, the notice must meet all other requirements contained in the Company’s by-laws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of By-law Provisions
      If you would like a copy of the relevant by-law provision regarding the requirement for mailing shareholder proposals and nominating director candidates, please contact James A. Smallenberger, Secretary, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948.

By order of the board of directors

James A. Smallenberger
Senior Vice President
and Secretary
Dated: March 31, 2006

APPENDIX A
AMERUS GROUP CO. 2003 STOCK INCENTIVE PLAN
AS PROPOSED TO BE AMENDED AND RESTATED

Section 1.	General Purpose of Plan; Definitions.
      The name of this Plan is the AmerUs Group Co. 2003 Stock Incentive Plan. The purpose of the Plan is to enable AmerUs Group Co., its Subsidiaries and Affiliates to attract and retain individuals who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company through an equity interest in the Company.
      For purposes of the Plan, the following terms shall be defined as set forth below:
      a. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.
      b. “Award” means a Stock Appreciation Right, Restricted Stock Award, Stock Option or Cash Incentive Unit, or any combination of the foregoing, granted in accordance with the terms of the Plan.
      c. “Board” means the Board of Directors of the Company.
      d. “Cash Incentive Unit” means units awarded pursuant to Section 7A below.
      e. “Cause” means the willful and continued failure to substantially perform the duties with the Company (other than a failure resulting from the Participant’s Disability), the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary or Affiliate, monetarily or otherwise, including any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.
      f. “Change of Control” shall mean any of the following events: (a) any “Person” (as such term is defined in Rule 13d-5 under the Exchange Act (as defined below) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Subsidiary of the Company (for purposes of this definition only, “Subsidiary” shall mean each of those Persons of which another Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 25% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights)) or any employee benefit plan (or any related trust) of the Company or a Subsidiary of the Company, becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (1) 25% or more of the common stock of the Company or (2) securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 25% or more of the combined voting power of all Voting Securities of the Company; (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3 ) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (c) there is consummated a merger, reorganization or consolidation involving the Company or any direct or indirect Subsidiary of the Company and any other corporation or other entity, other than a merger, reorganization or consolidation which results in the common stock and Voting Securities of the Company outstanding immediately prior to such merger, reorganization or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60%, respectively, of the common stock and combined voting power of the Voting Securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, reorganization or consolidation, or (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

      g. “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
      h. “Committee” means the Human Resources and Compensation Committee of the Board. If at any time there is no Committee, then the functions of the Committee specified in the Plan shall be exercised by the Non-Employee Directors of the Board. Notwithstanding the immediately preceding two sentences, the Committee shall at all times (1) have no fewer than two (2) members and (2) consist solely of Non-Employee Directors.
      i. “Commission” means the Securities and Exchange Commission.
      j. “Company” means AmerUs Group Co., a corporation organized under the laws of the State of Iowa (or any successor corporation).
      k. “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary or Affiliate to render services to such entity or any person who is an advisor, director or consultant of an Affiliate.
      l. “Director” means a member of the Board.
      m. “Disability” means total and permanent disability as determined under the Company’s long term disability program.
      n. “Early Retirement” means retirement from active employment with the Company, any Subsidiary, and any Affiliate under the terms of the All*AmerUs Savings & Retirement Plan adopted by the Company.
      o. “Employee” means a regular employee of the Company, any Subsidiary or any Affiliate, including officers and Directors, who is treated as a full time employee in the personnel records of the Company, its Subsidiary or its Affiliate for the relevant period, but shall exclude individuals who are classified by the Company, its Subsidiary or its Affiliate as (A) leased from or otherwise employed by a third party; (B) independent contractors; or (C) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company, its Subsidiary or its Affiliate or (ii) transfers between locations of the Company or between the Company, its Subsidiary or its Affiliate or (iii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
      p. “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and any successor thereto.
      q. “Fair Market Value” means, as of any date, the closing price of the Stock as of such date (or if no sales were reported on such date, the closing price on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume.
      r. “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code and the requirements promulgated thereunder.
      s. “Non-Employee Director” means a director who is a Non-Employee Director under Rule 16b-3 under Section 16 of the Exchange Act and is an outside director under Section 1.162-27(e)(3) of the regulations promulgated under the Code.
      t. “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
      u. “Normal Retirement” means retirement from active employment with the Company, any Subsidiary, and any Affiliate as this term is defined in the All*AmerUs Savings & Retirement Plan adopted by the Company.
      v. “Optionee” means a Participant who receives a Stock Option.
      w. “Option Period” means, with respect to any Stock Option, the time during which an Optionee may exercise such Stock Option.

      x. “Participant” means an Employee, Director or Consultant of the Company or of any Subsidiary or Affiliate of the Company.
      y. “Performance Period” means the period over which applicable performance is to be measured.
      z. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.
      aa. “Plan” means this Stock Incentive Plan as amended and restated on the date set forth in Section 11, and as it may be amended from time to time thereafter in accordance with Section 8.
      bb. “Restricted Stock” means any grant of Stock, with such Stock being subject to restrictions under Section 7 below.
      cc. “Restricted Stock Unit” means the grant of a right to receive shares of Stock (or cash equal to the Fair Market Value thereof) or Restricted Stock in the future, with such right being subject to restrictions under Section 7 below.
      dd. “Restricted Stock Award” means an Award of Restricted Stock or Restricted Stock Units.
      ee. “Retirement” means Normal or Early Retirement as those terms are defined in the All*AmerUs Savings & Retirement Plan adopted by the Company.
      ff. “Stock” means the Common Stock of the Company.
      gg. “Stock Appreciation Right” means (i) a right granted under Section 6 below, to surrender to the Company all or a portion of a Non-Qualified or Incentive Stock Option in exchange for an amount in cash or shares of Stock equal to the difference between (a) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option, or such portion thereof, and (b) the aggregate exercise price of such Stock Option, or such portion thereof, or (ii) a right granted under Section 6 which is not in conjunction with a stock option to receive a cash payment equal in value to the appreciation on a designated number of shares of stock between the aggregate price of the Stock Appreciation Right (or such portion thereof) set by the Committee, which shall not be less than the Fair Market Value on the date on which the Stock Appreciation Right was granted and the Fair Market Value on the date on which the Participant exercises the Stock Appreciation Right.
      hh. “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 below.
      ii. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
      jj. “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the company.

Section 2.	Administration.
      The Plan shall be administered by the Committee.
      The Committee shall have the power and authority to grant to eligible Participants, pursuant to the terms of the Plan: Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards and/or Cash Incentive Units.

      In particular, the Committee shall have the authority:
      a. To select Participants to whom Non-Qualified or Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Cash Incentive Units or a combination of the foregoing from time to time will be granted hereunder, including aggregating any combination of the foregoing into one Award;
      b. To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards or Cash Incentive Units or a combination of the foregoing, are to be granted hereunder;
      c. To determine the number of shares of Stock or Stock Appreciation Rights to be covered by each such Award granted hereunder;
      d. To determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
      e. To construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
      f. To adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.
      g. To prescribe, amend and rescind rules and regulations relating to the Plan;
      h. To modify or amend each Award in a manner not inconsistent with the Plan, provided, however, that any such amendment is subject to Section 5 (c) of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant;
      i. To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;
      j. To make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder;
      k. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.
      The Committee may delegate to the Company’s Chief Executive Officer the power and authority to make and/or administer Awards under the Plan (including, without limitation, determining applicable performance goals and the extent to which they are attained) with respect to eligible Participants, pursuant to such conditions and limitations as the Committee may establish; provided that only the Committee or the Non-Employee Directors of the Board may select, and grant Awards to, officers subject to the reporting requirements under Section 16(a) of the Exchange Act or who are reasonably expected to be “covered employees” within the meaning of Section 162 (m) of the Code or exercise any other discretionary authority under the Plan in respect of Awards granted to such officers.
      All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.
      Notwithstanding anything contained in the Plan to the contrary, the Committee shall not: (i) grant any Stock Option or Stock Appreciation Right with an exercise price less than the Fair Market Value on the date of the grant of such Award; (ii) subject to Section 3 of the Plan, change the exercise price of any Stock Option or Stock Appreciation Right or permit the exchange of Stock Options or Stock Appreciation Rights issued under the Plan or any other Company plan for a lesser number of new Stock Options or Stock Appreciation Rights to be granted under the Plan having a lesser exercise price or otherwise issue a new Award (or pay cash) in exchange for the cancellation of an outstanding Stock Option or Stock Appreciation Right the exercise price of which is at the time of such exchange below the Fair Market Value of a share of Stock; or (iii) amend an award in a manner inconsistent with the Plan.

Section 3.	Stock Subject to Plan; Limitations.
      The total number of shares of Stock reserved and available for distribution under the Plan shall be (a) 1.5 million under the 2003 Stock Incentive Plan prior to the effective date of the amendment and restatement of the Plan and (b) an additional 1.5 million (subject to appropriate adjustments to reflect changes in capitalization of the Company) authorized by the Plan as amended and restated. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Stock subject to an Award are forfeited or cancelled or if an Award terminates or expires in each case without a distribution of shares to the relevant Participant, the shares of Stock which were subject to such Award (including any such Award granted prior to the effective date under Section 11 of this amendment and restatement of the Plan) shall, to the extent of any such forfeiture, cancellation, termination or expiration, again be available for Awards under the Plan, provided, however, that if shares of Stock are surrendered or withheld as payment of the exercise price of an Award and/or withholding taxes in respect of an Award, such shares shall not be available for future awards under the Plan. Upon the exercise of any Award granted in tandem with another Award, such other Award shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall not be available for Awards under the Plan. The total number of shares of Stock underlying Stock Appreciation Rights that have been exercised shall not be available for future Awards whether or not they have been issued, unless such Stock Appreciation Rights have been forfeited or cancelled.
      The maximum total number of shares subject to Awards which may be granted under the Plan in any one year will be 1,000,000, and the maximum number of shares subject to Awards which may be granted under the Plan to any individual in any one year shall be 250,000, and the maximum number of shares subject to Awards which are Stock Options and Stock Appreciation Rights which may be granted under the Plan to any individual in any one year shall be 250,000 (in each case, subject to appropriate adjustments to reflect changes in capitalization of the Company). Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.
      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in the corporate structure affecting the Stock, a corresponding substitution or adjustment to the extent appropriate to reflect the merger, consolidation, recapitalization, stock dividend or other change shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of the shares subject to outstanding Stock Options granted under the Plan, in the number and price of any Stock Appreciation Right granted under the plan, in the number of shares subject to Restricted Stock Awards granted under the Plan, in any performance goals and value of any Cash Incentive Units granted under the Plan, all as may be determined by the Committee, provided that the number of shares subject to any Awards shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Rights associated with any Stock Option.

Section 4.	Eligibility.
      Participants who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock Awards or Cash Incentive Units. The Awards and Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each Award or grant.

Section 5.	Stock Options.
      Stock Options may be granted either alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option Awards need not be the same with respect to each Optionee.

      The Stock Options granted under the Plan may be of two types: Incentive Stock Options and Non-Qualified Stock Options.
      The Committee shall have the authority to grant any Optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.
      Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code.
      Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
      a. Stock Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Option; provided, however, if the Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the option price per each share of stock subject to such Incentive Stock Option shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such Incentive Stock Option is granted.
      b. Stock Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is issued.
      c. Exercisability. Subject to paragraph (g) of this Section 5 with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of the grant; provided, however, that, notwithstanding anything in the Plan to the contrary, except pursuant to Section 5(h) of the Plan and in connection with a Change of Control, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the option.
      d. Method of Exercise. Stock Options which are then exercisable may be exercised in whole or in part at any time during the Option Period by Optionee, the legal representative of the Optionee, or the executor, administrator or beneficiary of the estate of a deceased Optionee through the giving of written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee; provided, however, the Committee shall accept no form of payment that would violate applicable law. Unless determined otherwise by the Committee, in its sole discretion, at the time the Stock Option is granted, payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee, Restricted Stock already owned by the Optionee, or by the Optionee authorizing the Company to withhold whole shares of Stock which would otherwise be delivered upon exercise of a Non-Qualified Stock Option (based in each case, on the Fair Market Value of the Stock on the date the Stock Option is exercised). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock Award, the shares received upon the exercise of such Stock Option shall be restricted in accordance with the original term of the Restricted Stock Award in question, except that the Committee may direct that such shall apply only to the number of such shares equal to the number of shares of Restricted Stock surrendered upon the exercise of such option. No shares of unrestricted Stock shall be issued until full payment thereof has been made. An Optionee shall have no rights to dividends or other rights of a stockholder with respect to shares subject to the option until the Optionee has given written notice of exercise and has paid in full for such shares.
      e. Non-Transferability of Stock Options. Except as otherwise set forth in the Section 5(e), no Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee. The Committee shall have the discretionary authority, however, to grant Non-Qualified Stock Options which would be transferable to members of an Optionee’s immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. In exercising such discretionary authority, the Committee may take into account whether the granting of such transferable options would require registration with the Securities and Exchange Commission under a form other than Form S-8. A transferred Stock Option may be exercised by the transferee only to the extent that the Optionee would have been able to exercise such Stock Option had the option not been transferred. Notwithstanding anything in this Section 5(e), no transfers for value shall be permitted.
      f. Termination of Employment for Cause. Unless otherwise determined by the Committee at grant, if an Optionee’s employment with the Company, any Subsidiary, or any Affiliate is terminated for Cause, all of such Optionee’s unvested Stock Options shall terminate immediately at the date of the termination of employment.
      g. Limit on Value of Incentive Stock Option First Exercisable Annually. The aggregate Fair Market Value (determined at the time of grant) of the Stock for which “incentive stock options” within the meaning of Section 422 of the Code are exercisable for the first time by an Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company, any Subsidiary and any Affiliate) shall not exceed $100,000.
      h. Termination of Employment. All of the terms relating to the exercise, cancellation or other disposition of a Stock Option upon a termination of employment with or service to the Company or a Subsidiary or Affiliate of the Optionee, whether by reason of Disability, Retirement, death, or other termination shall be determined by the Committee. Such determination shall be made at the time of the grant of such Stock Option and shall be specified in the written agreement evidencing such Stock Option.
      i. Vesting. The Committee shall determine the vesting period applicable to any Stock Option Award; provided, however, that no Stock Option shall vest prior to the first anniversary of the Award grant, except to the extent the Stock Option becomes exercisable under the proviso to Section 5 (c).

Section 6.	Stock Appreciation Rights.
      a. Stock Appreciation Right Price. The Stock Appreciation Right price per share of Stock shall be determined by the Committee at the time of grant, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Appreciation Right.
      b. Grant and Exercise. Stock Appreciation Rights may or may not be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Non-Qualified Stock Options. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Incentive Stock Options. A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.
      A Stock Appreciation Right granted in conjunction with all or part of any Stock Option may be exercised by an Optionee, in accordance with paragraph (b) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation rights have been exercised. A holder of a Stock Appreciation Right shall have no rights to dividends or other rights of a stockholder with respect to shares subject to the Stock Appreciation Right unless and until such holder has given written notice of exercise, has paid the exercise price in full and has received shares therefor.

      c. Terms and Conditions. Stock Appreciation Rights shall be subject to the terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

1. If granted in conjunction with a Stock Option, Stock Appreciation Rights shall be exercised only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan.

2. Subject to the term limit in paragraph (b) of Section 5 of the Plan, Stock Appreciation Rights not granted in conjunction with Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that notwithstanding anything contained in the Plan to the contrary, except pursuant to Section 6 (c) (8) of the Plan and in connection with any Change of Control, no Stock Appreciation Right shall be exercisable prior to first anniversary date of the granting of the Stock Appreciation Right.

3. Upon exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option agreement (or the exercise price stated in the Stock Appreciation Right agreement for Stock Appreciation Rights not granted in conjunction with Stock Options) multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment; provided, however, the Committee shall accept no form of payment that would violate applicable law.

4. Stock Appreciation Rights whether or not granted in conjunction with a Stock Option shall be transferable only when and to the extent that a Stock Option would be transferable under paragraph (e) of Section 5 of the Plan.

5. Upon the grant of a Stock Appreciation Right granted in conjunction with a Stock Option, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been granted for the purpose of the limitation set forth in Section 3 of the Plan on the maximum number of shares subject to Awards which may be granted under the Plan in any one year and the maximum number of shares subject to Awards which may be granted to any one individual in any one year and shall also be deemed to have been issued for purposes of the limitations set forth in Section 3 of the Plan on the total number of shares of stock to be issued under the Plan.

6. A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

7. Stock Appreciation Rights not granted in conjunction with Stock Options shall be deemed to have been granted for purposes of the limitations set forth in Section 3 of the Plan on the total number of shares of stock subject to Awards which may be granted under the Plan in any one year and the maximum number of shares of stock subject to Awards which may be granted under the Plan to any individual in any one year and shall also be deemed to have been issued for purposes of the limitations set forth in Section 3 of the Plan on the total number of shares of stock to be issued under the Plan.

8. All of the terms relating to the exercise, cancellation or other disposition of a Stock Appreciation Right upon a termination of employment with, or service to, the Company or a Subsidiary or an Affiliate of the Participant receiving the Stock Appreciation Right, whether by reason of Disability, Retirement, death, or other termination shall be determined by the Committee. Such determination shall be made at the time of the grant of such Stock Appreciation Right and shall be specified in the written agreement evidencing such Stock Appreciation Right, unless otherwise determined by the Committee at the time of the grant. If the employment of a Participant receiving the Stock Appreciation Right is terminated for Cause, and such Stock Appreciation right is unvested, the Stock Appreciation Right shall terminate immediately as of the date of the termination of employment.

9. Vesting. The Committee shall determine the vesting period applicable to any Stock Appreciation Right Award; provided, however, that no Stock Appreciation Right Award shall vest prior to the first anniversary of the Award grant, except to the extent the Stock Appreciation Right becomes exercisable under the proviso to Section 6 (c) (2).

10. Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than ten (10) years after the date such Stock Appreciation Right is issued.

Section 7.	Restricted Stock.
      a. Administration. Shares of Restricted Stock or Restricted Stock Units may be issued alone or in addition to other Awards granted under the Plan. The Committee shall determine the Participants to whom, and the time or times at which, Restricted Stock Awards will be made, the number of shares or units to be awarded, the price, if any, to be paid by the recipient of Restricted Stock Awards (subject to Sections 7(b) and (c) hereof), the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Awards. The Committee may also condition the grant of a Restricted Stock Award upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of the Restricted Stock Awards need not be the same with respect to each recipient. Notwithstanding anything contained in the Plan to the contrary and except pursuant to Section 7 (b) (4) hereof or in connection with a Change of Control, no Restriction Period (as defined below) shall be less than one year.
      b. Awards and Certificates. The prospective Participants of a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (a “Restricted Stock Award Agreement”) and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

1. Restricted Stock Awards must be accepted within a period of sixty (60) days (or such shorter period as the Committee may specify) after the Award date by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required.

2. A stock certificate in respect of shares of Restricted Stock shall be issued in the name of each Participant who is awarded Restricted Stock. Such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the AmerUs Group Co. Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and the Company. Copies of such Plan and Agreement are on file on in the offices of the Company, (699 Walnut St, Des Moines, Iowa 50309).”

3. The Committee shall require that the stock certificates evidencing such shares of Restricted Stock be held in custody by the Company until the restrictions thereon have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

4. All of the terms relating to the satisfaction of specified performance goals and the termination of any period designated by the Committee during which the Stock or units subject to the Restricted Stock Award may not be sold, transferred, pledged or assigned, or any cancellation or forfeiture of such Restricted Stock Award upon a termination of employment with or service to the Company or any Subsidiary or any Affiliate of the holder of such Restricted Stock Award, whether by reason of Disability, retirement, death or other termination shall be set forth in the written agreement relating to such Restricted Stock Award. Unless otherwise determined by the Committee at grant, if a holder’s employment with the Company, any Subsidiary, or any Affiliate terminates or is involuntarily terminated with Cause, the portion of the Restricted Stock Award which is subject to a Restriction Period on the effective date of such holder’s termination of employment or service shall be forfeited by such holder and such portion shall be canceled by the Company.

      c. Restrictions and Conditions. Any Restricted Stock Award pursuant to this Section 7 shall be subject to the following restrictions and conditions:

1. Subject to the provisions of the Plan and the Restricted Stock Award Agreements, during such period as may be set by the Committee commencing on the grant date (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Stock or Restricted Stock Units awarded under the Plan. Subject to the limitation contained in the last sentence of Section 7(a) of the Plan, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on performance and/or such factors as the Committee may determine, in its sole discretion.

2. Except as provided in paragraph c (1) of this Section 7, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote and receive any dividends, and with respect to Restricted Stock Units, a Participant shall have no right to vote or receive dividends until such time as the shares of Stock attributable to such Restricted Stock Unit have been issued. Dividends paid in Stock or other securities of the Company or Stock received in connection with a stock split with respect to Restricted Stock Awards shall be subject to the same restrictions as on such Restricted Stock or Restricted Stock Unit, as the case may be. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect to any Restricted Stock Award.
      d. Limitation on Restricted Stock Awards. Notwithstanding anything in the Plan to the contrary, the maximum number of shares of Restricted Stock or Restricted Stock Units issuable under this plan shall be 800,000 shares of Stock; provided, however, that if any Restricted Stock is issued at the termination of a Restricted Stock Unit’s Restriction Period, such Restricted Stock shall not be counted against such maximum to the extent the grant of the original Restricted Stock Unit was counted against such maximum.

Section 7A.	Cash Incentive Units.
      a. Cash Incentive Units may be issued alone or in addition to Awards granted under the Plan. The Committee shall determine the Participants to whom Cash Incentive Units shall be granted and the number of Cash Incentive Units to be the subject of each Award. Subject to the terms of this Section 7A, the Award of Cash Incentive Units under the Plan entitles the Participant to receive value for the units at the end of a Performance Period to the extent provided under the Award. The number of Cash Incentive Units earned, and value received from them, will be contingent on the degree to which the performance goals established at the time of grant of the Award are met.
      b. For each such Participant, the Committee will determine (a) the value of Cash Incentive Units, which may be stated either in cash or in units representing shares of Stock, (b) the performance goals to be used for determining whether the Cash Incentive Units are earned, (c) the Performance Period during which the performance goals will apply, (d) the relationship between the level of achievement of the performance goals and the degree to which Cash Incentive Units are earned, and (e) whether, during or after the Performance Period, any revision to the performance goals or Performance Period should be made to reflect significant events or changes that occur during the Performance Period
      c. Settlement of Cash Incentive Units shall be subject to the following:

1. The Committee will compare the actual performance to the performance goals established for the Performance Period and determine the number of Cash Incentive Units as to which settlement is to be made, and the value of such Cash Incentive Units; and

2. Settlement of Cash Incentive Units earned shall be wholly in cash to be distributed in a lump sum or installments, as determined by the Committee, in its sole discretion.

      d. Except as otherwise determined by the Committee, any Award of Cash Incentive Units which is not earned by the end of the Performance Period shall be forfeited. If a Participant’s employment with or service to the Company, any Subsidiary, or any Affiliate is terminated during a Performance Period, the Committee may determine that the Participant will be entitled to settlement of all or any portion or none of the Cash Incentive Units as to which he or she would otherwise be eligible, and may accelerate the determination of the value and settlement of such Cash Incentive Units or make such other adjustments as the Committee, in its sole discretion, deems desirable. A holder of a Cash Incentive Unit shall have no rights to dividends or any other rights of a stockholder with respect to such Cash Incentive Unit.

Section 8.	Amendments and Termination.
      Subject to the next sentence, the Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the right of an Optionee or Participant under a Stock Option, Stock Appreciation Right, Restricted Stock Award or Cash Incentive Unit theretofore granted, without the Optionee’s or Participant’s consent. The Board may not materially alter or amend the Plan without the prior approval of the stockholders. Material amendments shall include without limitation any alteration or amendment that would:
      a. Increase the total number of shares reserved for the purpose of the Plan (except as expressly provided in this Plan) or use the proceeds from option exercises to repurchase shares on the open market for future grants under the Plan;
      b. Except pursuant to the third paragraph of Section 3, decrease the exercise price of any Stock Option or Stock Appreciation Right to less than the Fair Market Value on the date of the granting of the Stock Option or Stock Appreciation Right;
      c. Materially expand the class of persons who may be eligible to participate in the Plan;
      d. Extend the maximum Stock Option Term under paragraph (b) of Section 5 of the Plan, or
      e. Change the vesting period for a Stock Option or Stock Appreciation Right or a Restriction Period to a period of less than one year or render a Stock Option or Stock Appreciation Right exercisable prior to the first anniversary of such award, except as provided in the Plan on its effective date under Section 11.
      The Committee may in a manner not inconsistent with this Plan, amend the terms of any Award or option theretofore granted, prospectively or retroactively, but no amendment shall impair the rights of any holder without the holder’s consent.

Section 9.	Unfunded Status of the Plan.
      The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Optionee by the Company, nothing set forth herein shall give any such Participant or Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu thereof with respect to Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 10.	General Provisions.
      All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the stock is listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
      Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder. If the Committee determines that any Award previously granted is not either exempt from, or in compliance with, Section 409A of the Code, the Committee and the Participant shall endeavor to reform the Award in a manner that satisfies the requirements of Section 409A and that is reasonably acceptable to both parties to effectuate their intent at the time they entered into the respective Award agreement.
      The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements.
      Notwithstanding anything in the Plan to the contrary, no Awards may be transferred for value by Participants.

Section 11.	Effective Date of Plan.
      The Plan, as herein amended and restated, shall be effective on the date that it is approved by a majority vote of the holders of the Company’s voting common stock.

Section 12.	Term of Plan.
      No Stock Option, Stock Appreciation Right, Restricted Stock Award or Cash Incentive Unit shall be granted pursuant to the Plan on or after the tenth anniversary of the date of stockholder approval as set forth in Section 11, but Awards previously granted may extend beyond that point.

THE BOARD OF DIRECTORS OF AMERUS GROUP CO. RECOMMENDS THAT YOU VOTE “FOR ALL” IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors (Mark only one box):

	Nominees: 01 David A. Arledge 02 John W. Norris Jr. 03 John A. Wing	FOR ALL ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐

Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2.	Proposal to amend the Company’s 2003 Stock Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2006 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date

NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/amh Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and
Proxy Statement on the Internet at
http://www.amerus.com/invrel/2006annual.cfm

PROXY FOR ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AMERUS GROUP CO.
     The undersigned hereby appoints Thomas C. Godlasky and James A. Smallenberger proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of AmerUs Group Co. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders to be held May 4, 2006 or any adjournments thereof.
PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” ITEMS 2 AND 3, AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.
IF YOU DO NOT VOTE VIA THE INTERNET OR BY TELEPHONE,
SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
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